Exhibit 10.73

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

by and among

OPTASITE TOWERS LLC

as Borrower,

The Lenders from time to time party hereto,

and

MORGAN STANLEY ASSET FUNDING INC.

as Administrative Agent and Collateral Agent

Dated as of July 18, 2008

-i-

-ii-

-iii-

-iv-

SCHEDULES

Schedule 1.0	Applicable Lending Offices; Commitments
Schedule 1.1(A)	Closing Date Portfolio
Schedule 1.2	Permitted Fund Managers
Schedule 4.8	Condemnation/Eminent Domain Proceedings
Schedule 4.19	Insurance
Schedule 4.21	Environmental Claims
Schedule 4.23	Third Party Tower Management Agreements
Schedule 4.24	Rent Concessions
Schedule 4.25	Zoning Proceedings
Schedule 4.26	Condition of the Towers
Schedule 6.11-A	Interest Rate Caps under Existing Credit Agreement
Schedule 6.11-B	Interest Rate Caps under Mezzanine Borrower Credit Agreement

EXHIBITS

Exhibit A	Form of Deed of Trust
Exhibit B	Form of Environmental Indemnity Agreement
Exhibit C	Form of Estoppel and Attornment Language
Exhibit D	Form of Real Estate Opinion
Exhibit E	Methodology for Determining Tower Cash Flow
Exhibit F-1	Form of SBAC Limited Guarantee
Exhibit F-2	Form of Parent Non-recourse Guarantee
Exhibit F-3	Form of SBAC Full-Recourse Guarantee
Exhibit G	Form of Pledge Agreement
Exhibit H	Form of Security Agreement
Exhibit I	[RESERVED]
Exhibit J	Title Endorsements
Exhibit K	Form of Note
Exhibit L	Section 3.10 Exhibit
Exhibit M	Form of Secretary’s Certificate
Exhibit N-1	Form of Officer’s Certificate
Exhibit N-2	Form of Borrower Certification of Merger
Exhibit N-3	Form of SBAC Certification of Merger
Exhibit O	Form of Ground Lease
Exhibit P	Form of Assignment and Acceptance
Exhibit Q-1	Form of Confirmation (Third Party)
Exhibit Q-2	Form of Confirmation (Morgan Stanley)
Exhibit R	Form of Assignment of Interest Rate Cap

ANNEXES
Annex I	Form of Notice of Borrowing
Annex II	Form of Notice of Prepayment

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of July 18, 2008 by and among OPTASITE TOWERS LLC, a Delaware limited liability company, (the “Borrower”), the lenders from time to time parties to this Agreement (the “Lenders”), MORGAN STANLEY ASSET FUNDING INC. (“Morgan Stanley”), as administrative agent (together with any successor Administrative Agent appointed pursuant to Section 9.9, in such capacity the “Administrative Agent”) and collateral agent (together with any successor Collateral Agent appointed pursuant to Section 9.9, in such capacity the “Collateral Agent”) for the Lenders hereunder and under the other Loan Documents (as defined below).

RECITALS

WHEREAS, Borrower owns, leases or manages a portfolio of wireless communications towers and/or rooftop sites in which it leases space to various wireless communications carriers and other tenants;

WHEREAS, the Borrower is party to an Amended and Restated Credit Agreement dated as of November 1, 2006 (as amended through the date hereof, the “Existing Credit Facility”) by and among Optasite, Inc., a Delaware corporation (“Optasite”), as the initial borrower, the Borrower, as borrower, the Lenders and Morgan Stanley as administrative agent and collateral agent;

WHEREAS, Optasite Holding Company, Inc., a Delaware corporation (“Optasite Holdco”), and its direct and indirect Subsidiaries, including Optasite and the Borrower, are being acquired by SBA Communications Corporation, a Florida corporation (“SBAC”) pursuant to a merger of a newly formed wholly owned direct Subsidiary of SBAC into Optasite Holdco (the “Merger Transaction”);

WHEREAS, in connection with the Merger Transaction, the Lenders, the Agents, the Borrower and the other Loan Parties, desire to make certain amendments to the Existing Credit Facility and to amend and restate the Existing Credit Facility on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend and restate the Existing Credit Facility as follows:

PRE-MERGER AND POST-MERGER TERMS AND CONDITIONS

Each provision of the Existing Credit Facility (other than Section 5.1 thereof) and the related schedules are hereby incorporated by reference into this paragraph in their entirety and are referred to herein collectively, as the “Pre-Merger Terms”; provided that Schedules 4.8, 4.19, 4.21 and 4.23-4.26 hereof shall be applicable in lieu of such schedules in the Existing Credit Facility. All provisions of this Agreement other than the Pre-Merger Terms are referred to herein as the “Post-Merger Terms.” The parties hereby agree that (i) until the occurrence of the Operative Date, the Pre-Merger Terms will apply and the Post-Merger Terms will not apply, (ii) upon the occurrence of the Operative Date and thereafter, the Post-Merger Terms will apply and the Pre-Merger Terms will no longer apply, and (iii) Section 5.1, Section 10.19 and Schedules 4.8, 4.21 and 4.23-4.26 of this Agreement shall apply at all times, including for the avoidance of doubt before and after the occurrence of the Operative Date. The parties hereby agree that prior to the Operative Date, no amendment to this Agreement, including of the Pre-Merger Terms or the Post-Merger Terms, shall be effective except upon the written consent of SBAC.

SECTION 1

DEFINITIONS

Section 1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Account Control Agreement”: collectively, each “Account Control Agreement” as defined in the Security Agreement and any Cash Management Agreement.

“Acquisition”: any acquisition by the Borrower of Towers.

“Actual Required Payment”: as defined in Section 3.3(a).

“Administrative Agent”: as defined in the preamble to this Agreement.

“Affiliate”: as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition and the definition of Change of Control, “control” of a Person (including, with its correlative meanings, “controlled by” and “under common control with”) means the power, directly or indirectly, either to (a) vote at least a majority of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”: collectively, the Administrative Agent and the Collateral Agent.

“Aggregate Annualized Rent”: at any time, the aggregate Annualized Rent under all Tenant Leases of the Borrower at such time.

“Aggregate Tower Cash Flow”: at any time, the aggregate Tower Cash Flow for all Towers at such time.

“Aggregate Unused Commitment”: at any time, the aggregate Commitments minus the aggregate principal amount of the Loans at such time.

“Agreement”: this Amended and Restated Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Allocated Loan Amount”: as defined in Section 3.4(b).

“Amortization Amount”: for any Interest Payment Date, an amount equal to the monthly percentage share of the aggregate outstanding principal amount of the Loans as of the Operative Date based on a twenty-five (25) year straight-line amortization schedule, as calculated by the Administrative Agent.

“Annualized Rent”: with respect to any Tenant Lease at any time, the annualized amount of the rent payable to the Borrower at such time under such Tenant Lease.

“Applicable Lending Office”: for each Lender, the lending office of such Lender designated for each Type of Loan on Schedule 1.0 hereto (or any other lending office from time to time notified to the Administrative Agent by such Lender) as the office at which its Loans are to be made and maintained.

“Approved Accounting Firm”: any nationally recognized accounting firm, reasonably acceptable to the Administrative Agent.

“Approved Fund”: (a) with respect to any Lender, any Bank CLO of such Lender, and (b) with respect to any Lender that is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Approved Servicer”: as set forth in the definition of Qualified Transferee.

“Assets”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Asset Sale”: any sale, lease or other disposition of property or series of related sales, leases or other dispositions of Towers (excluding any such sale, lease or other disposition permitted by Section 7.5(c), any Towers under construction required to be transferred to an Affiliate of SBAC pursuant to Section 6.12 or the assignment to SBAC or any Affiliate of SBAC of the Borrower’s rights to purchase any Towers arising under a purchase agreement entered into prior to the Operative Date which has not closed and with respect to which the seller party is not in breach).

“Asset Sale Prepayment Amount”: as defined in Section 3.4(b).

“Assignee”: as defined in Section 10.6(c).

“Assignment and Acceptance”: as defined in Section 10.6(c).

“Assignment of Interest Rate Cap”: in relation to any Interest Rate Cap maintained by the Borrower pursuant to Section 6.11, an assignment of interest rate cap made by the Borrower in favor of the Collateral Agent, substantially in the form of Exhibit R unless otherwise agreed by the Collateral Agent.

“Attributable Indebtedness”: on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Bank CLO”: as to any Lender, any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and is administered or managed by such Lender or an Affiliate of such Lender.

“Bankruptcy Code”: Title 11 of the United States Code, as amended from time to time, and all rules and regulations promulgated thereunder.

“Base Rate”: a per annum interest rate at a spread (the “Base Rate Margin”) above a published index used for other variable rate loans and chosen by the Administrative Agent such that such per annum interest rate shall yield to the Lenders a rate of return substantially the same as (but no less than) the rate of return the Lenders would have realized had the interest rate been the Eurodollar Rate plus the Eurodollar Margin, all as reasonably determined by Lender.

“Base Rate Loans”: Loans to which the applicable rate of interest is based upon the Base Rate.

“Basket Amount for Non-Conforming Towers”: 5% of Aggregate Tower Cash Flow.

“Benefitted Lender”: as defined in Section 10.9(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble to this Agreement.

“Borrowing Date”: any Business Day specified in a Notice of Borrowing as a date on which the Borrower requests the Lenders to make Loans hereunder.

“Business”: as defined in Section 4.21(b).

“Business Day”: (i) for all purposes other than as covered by clause (ii) of this definition, a day other than a Saturday, Sunday or other day on which commercial banks in are authorized or required by law to close in (a) the State of New York, or (b) the state where the servicing offices of the Servicer are located, and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day as described in clause (i) of this definition and which is also a day on which dealings in Dollar deposits are carried out in the interbank eurodollar market.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all similar ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: (a) securities with maturities of 365 days or less from the date of acquisition issued or fully guaranteed or insured by the United States of America or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 365 days or less from the date of acquisition and overnight bank deposits of any Lender or of any commercial bank having capital and surplus in excess of $100,000,000, (c) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States of America, (d) commercial paper of a domestic issuer rated at least “A-1” or the equivalent thereof by S&P or “P-1” or the equivalent thereof by Moody’s and in either case maturing within 270 days after the day of acquisition, (e) securities with maturities of 365 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least “A” by S&P or “A” by Moody’s, (f) securities with maturities of 270 days or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Cash Management Agreement”: any cash management agreement or agreements executed by Borrower, Collateral Agent and an agent bank thereunder in connection with the Loans, as the same may be amended, restated or otherwise modified.

“CDO”: as defined in the definition of the term Qualified Transferee.

“CDO Asset Manager”: with respect to any Securitization Vehicle which is a CDO, the entity which is responsible for managing or administering the Loans (or any interest therein) as an underlying asset of such Securitization Vehicle or, if applicable, as an asset of any Intervening Trust Vehicle (including, without limitation, the right to exercise any consent and control rights available to the holder of such Loans).

“Change of Control”: the occurrence of any of the following:

(a) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Permitted Investors) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a percentage of the total voting power of all classes of Capital Stock of SBAC entitled to vote generally in the election of directors of more than 50%; or

(b) the Board of Directors of SBAC shall not consist of a majority of Continuing Directors; or

(c) SBAC shall cease to own and control, of record and beneficially, directly 100% of each class of Capital Stock of SBA Telecommunications, Inc.; or

(d) SBA Telecommunications, Inc. shall cease to own and control, of record and beneficially, directly 100% of each class of Capital Stock of Optasite Holdco.

(e) Optasite Holdco. shall cease to own and control, of record and beneficially, directly 100% of each class of Capital Stock of Optasite free and clear of all Liens; or

(f) Optasite shall cease to own and control, of record and beneficially, directly 100% of each class of Capital Stock of Mezzanine Borrower free and clear of all Liens; or

(g) the Mezzanine Borrower shall cease to own and control, of record and beneficially, directly 100% of each class of Capital Stock of Parent; or

(h) Parent shall cease to own and control, of record and beneficially, directly 100% of each class of Capital Stock of Borrower.

“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall be satisfied or waived.

“Closing Date Portfolio”: all of the Towers described on Schedule 1.1(a).

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property and interests in property of the Loan Parties, now owned or hereinafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent”: Morgan Stanley Asset Funding Inc., as collateral agent under the Loan Documents.

“Commitment”: with respect to any Lender, the obligation of such Lender to make one or more Loans to the Borrower hereunder through and including the Operative Date pursuant to Section 2.1(a) in a principal amount equal to the amount set forth opposite such Lender’s name on Schedule 1.0 under the caption “Commitment”, or, as the case may be, in the assignment agreement pursuant to which such Lender became a party hereto, as such amount may be changed from time to time in accordance with the provisions of this Agreement. The original aggregate amount of the Commitments is $150,000,000.

“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414(b) or (c) of the Code or, for purposes of Section 412 of the Code, Section 414(m) or (o) of the Code.

“Compliance Certificate”: as defined in Section 6.2(a).

“Condemnation”: a temporary or permanent taking by any Governmental Authority, as the result, or in lieu, or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Mortgaged Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting such Mortgaged Property or any part thereof.

“Continue”, “Continuation” and “Continued”: the continuation of a Eurodollar Loan from one day to the next day.

“Continuing Directors”: the directors of SBAC on the Operative Date and each other director of SBAC, if such other director’s nomination for election to the Board of Directors of SBAC is approved in accordance with the organizational documents of SBAC.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Convert”, “Conversion” and “Converted”: shall refer to a conversion of Eurodollar Loans into Base Rate Loans or vice versa, which may be accompanied by the transfer by a Lender (at its sole discretion) of a Loan from one Applicable Lending Office to another.

“Counterparty”: (a) the counterparty under a Interest Rate Cap or (b) a Person that guarantees such counterparty’s obligations under a Interest Rate Cap or otherwise provides to such counterparty credit support acceptable to the Administrative Agent, provided, however, that such guarantor shall be deemed the “Counterparty” for so long as the credit ratings issued by the Rating Agencies to such guarantor are better than the credit ratings of the actual counterparty under such Interest Rate Cap.

“Credit Exposure”: as to any Lender at any time, the sum of (a) its unutilized Commitment at such time, and (b) the unpaid principal amount of its Loans at such time.

“Credit Exposure Percentage”: as to any Lender at any time, the fraction (expressed as a percentage), the numerator of which is the Credit Exposure of such Lender at such time and the denominator of which is the aggregate Credit Exposures of all of the Lenders at such time.

“Customary Environmental Due Diligence”: a review of the environmental reports delivered (or deemed received by the Administrative Agent) on the Closing Date or required to be delivered to the Administrative Agent pursuant to Section 6.2(d) and any additional actions deemed reasonably necessary by the Borrower as a result of such review.

“Debt for Borrowed Money”: with respect to any Person and its consolidated Subsidiaries, determined on a consolidated basis, from time to time, at any date, without duplication, (i) all indebtedness (including principal and any non-current interest, fees and charges) of such Person or any of its consolidated Subsidiaries for borrowed money or for the deferred purchase price of property or services, other than trade accounts payable and accrued expenses which are incurred in the ordinary course of business and are not more than 90 days past due, (ii) the maximum amount available to be drawn under all letters of credit, bankers’ acceptances and similar obligations issued for the account of such Person or any of its consolidated Subsidiaries and all unpaid drawings in respect of such letters of credit, banker’s acceptances and similar obligations, (iii) all indebtedness of the types described in clause (i), (ii), (iv), (v), (vi) or (vii) of this definition secured by any Lien on any property owned by such Person or any its consolidated Subsidiaries, whether or not such indebtedness has been assumed by such Person or any of its consolidated Subsidiaries, (iv) all Attributable Indebtedness of such Person or its consolidated Subsidiaries, (v) all obligations of such Person or its consolidated Subsidiaries to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, other than trade accounts payable and accrued expenses which are incurred in the ordinary course of business and are not more than 90 days past due, (vi) all Guarantee Obligations of such Person or its consolidated Subsidiaries that are required to be disclosed and quantified in notes of financial statements in accordance with GAAP, and (vii) all obligations of such Person or any of its consolidated Subsidiaries under any Interest Rate Cap or any similar type of agreement (other than any Interest Rate Cap required pursuant to Section 6.11). The amount of any Debt for Borrowed Money at any time under (x) clause (iii) shall be equal to the lesser of (A) the stated amount of the relevant obligations, and (B) the fair market value of the property subject to the relevant Lien at such time, and (y) clause (vii) shall be the net amount at such time, including net termination payments, required to be paid to a counterparty, rather than the notional amount of the applicable Interest Rate Cap.

“Debt Service Coverage Ratio”: at any time of determination, the Aggregate Tower Cash Flow divided by the amount of interest and scheduled principal payments in respect of Debt for Borrowed Money that the Borrower will be required to pay over the succeeding twelve (12) months on the Loans, based on the interest rate in effect at the time of determination and taking into account the effect of any Interest Rate Caps of the Borrower; provided that (i) the principal payment of the Loans required to be paid on the Maturity Date pursuant to Section 3.2(a)(ii) shall not be included in the calculation of Debt Service Coverage Ratio, and (ii) the principal payment of the Loans required to be paid pursuant to Section 3.2(a)(i) shall not be included in the calculation until November 1, 2008.

“Deed of Trust”: a deed of trust, deed to secure debt or mortgage delivered by the Borrower pursuant to Section 6.10, substantially in the form of Exhibit A hereto, with respect to Tower Properties owned by the Borrower in fee, or Tower Properties in which the Borrower has a leasehold interest, subject to modifications reflecting the Mortgaged Property that is the subject thereof and modifications reflecting the laws of the state in which the Mortgaged Property is located, and otherwise in form and substance reasonably satisfactory to the Collateral Agent.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Derivatives Counterparty”: as defined in Section 7.6.

“Determination Date”: with respect to each Interest Period, the date that is two (2) London Business Days prior to the fifteenth (15th) day of the calendar month in which such Interest Period commences.

“Disclosure”: as defined in Section 4.17.

“Dollars” and “$”: dollars in lawful currency of the United States of America.

“Easement”: individually and collectively, the easement interests (other than access and utilities easements) granted to the Borrower by the owner of the applicable fee interest thereof on any Tower Property.

“Eligibility Requirements”: with respect to any Person, that such Person (i) has total assets (in name or under management) in excess of $400,000,000 and (except with respect to a pension advisory firm, asset manager or similar fiduciary) capital/statutory surplus or shareholder’s equity of $150,000,000 and (ii) is regularly engaged in the business of making or owning (including indirectly through REMIC bonds and/or securitizations) commercial real estate loans or interests therein (including, without limitation, “B” notes, participations and mezzanine loans with respect to commercial real estate) or owning and operating commercial properties.

“Environmental Indemnity Agreement”: the Environmental Indemnity Agreement dated as of November 1, 2006 made by the Borrower in favor of the Collateral Agent for the benefit of the Agents and the Lenders, substantially in the form of Exhibit B hereto, as amended, supplemented or otherwise modified through the date hereof, reaffirmed pursuant to the Reaffirmation of Environmental Indemnity Agreement, and as may be further amended, supplemented or otherwise modified from time to time.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health (as relates to the exposure to hazardous or deleterious materials) or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Estimated Interest Payment”: as defined in Section 3.3(a).

“Estoppel”: as defined in Section 4.28(b)(iii).

“Estoppel and Attornment Language”: estoppel and attornment language substantially in the form of Exhibit C attached hereto, or such other language as may reasonably be approved by the Collateral Agent.

“Eurocurrency Reserve Requirements”: means with respect to any Interest Period, the maximum rate of all reserve requirements (including, without limitation, all basic, marginal, emergency, supplemental, special or other reserves and taking into account any transitional adjustments or other schedule changes in reserve requirements during the Interest Period) which are imposed under Regulation D on eurocurrency liabilities (or against any other category of liabilities which includes deposits by reference to which LIBOR is determined or against any category of extensions of credit or other assets which includes loans by a non United States office of a depository institution to United States residents or loans which charge interest at a rate determined by reference to such deposits) during the Interest Period and which are applicable to member banks of the Federal Reserve System with deposits exceeding one billion dollars, but without benefit or credit of proration, exemptions or offsets that might otherwise be available from time to time under Regulation D. The determination of the Eurocurrency Reserve Requirements shall be based on the assumption that a Lender funded 100% of the Loan in the interbank eurodollar market. In the event of any change in the rate of such Eurocurrency Reserve Requirements under Regulation D during the Interest Period, or any variation in such requirements based upon amounts or kinds of assets or liabilities, or other factors, including, without limitation, the imposition of Eurocurrency Reserve Requirements, or differing Eurocurrency Reserve Requirements, on one or more but not all of the holders of the Loan or any participation therein, the Administrative Agent may use any reasonable averaging and/or attribution methods which it deems appropriate and practical for determining the rate of such Eurocurrency Reserve Requirements which shall be used in the computation of the Eurocurrency Reserve Requirements. The Administrative Agent’s computation of same shall be final absent manifest error.

“Eurodollar Loans”: Loans to which the applicable rate of interest is based upon the Eurodollar Rate.

“Eurodollar Margin”: with respect to Loans that are Eurodollar Loans, a percentage, per annum, equal to 1.65%.

“Eurodollar Rate”: for any Eurodollar Loan, with respect to each Interest Period the (a) quotient of (i) LIBOR applicable to the Interest Period divided by (ii) a percentage equal to 100% minus the Eurocurrency Reserve Requirement applicable to the Interest Period, plus (b) the Eurodollar Margin.

“Event of Default”: any of the events specified in Section 8; provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Excluded Taxes”: as defined in Section 3.10(f).

“Existing Credit Facility”: as defined in the recitals to this Agreement.

“Extraordinary Receipt”: any cash received by or paid to or for the account of any Person (other than in the ordinary course of business) in respect of tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of Recovery Events, proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings and proceeds from reinsurance received in the ordinary course of business), indemnity payments, purchase price adjustments received in connection with any purchase agreement (or other similar agreement) and payments in respect of judgments or settlements of claims, litigation or proceedings; provided that Extraordinary Receipts shall not include (i) cash receipts received from proceeds of indemnity payments or payments in respect of judgments or settlements of claims, litigation or proceedings to the extent that such proceeds, awards or payments are received by any Person in respect of any third party claim against or loss by such Person and promptly applied to pay (or to reimburse such Person for its prior payment of) such claim or loss and the costs and expenses of such Person with respect thereto so long as such application is commenced prior to or within 90 days after the receipt of such proceeds, awards or payments and that any such third party being so reimbursed shall not be a Loan Party or a Subsidiary or Affiliate of a Loan Party, (ii) rents paid in advance under a Tower Lease or (iii) 40% of escrowed amounts or holdback amounts received in connection with any Acquisition.

“FAA”: the Federal Aviation Administration of the United States, or any governmental agency succeeding to the function thereof.

“FCC”: the Federal Communications Commission of the United States, or any governmental agency succeeding to the functions thereof.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Financeability Requirements”: as to any Tower Property, (i) delivery of each of the following items (in form and substance reasonably satisfactory to the Collateral Agent) to the Collateral Agent:

(A) with respect to any Tower Property included in the “Closing Date Portfolio” (as defined in the Existing Credit Facility), a Master Assignment of Memorandum of Leases applicable to such Tower Property, duly executed and delivered by a duly authorized officer of Optasite, and properly submitted for recording at the applicable filing office in the appropriate jurisdiction;

(B) a Deed of Trust for such Tower Property, duly executed and delivered by a duly authorized officer of the Borrower, and properly submitted for recording at the applicable filing office in the appropriate jurisdiction;

(C) Estoppel and Attornment Language with respect to any such Tower Property that is subject to one or more Ground Leases, except to the extent that the protections afforded thereby are provided under each such Ground Lease;

(D) an Environmental Indemnity Agreement pertaining to such Tower Property, the representations and warranties of which are true and correct and the covenants of which the Borrower is in compliance;

(E) a Title Policy (or a marked, signed and re-dated commitment to issue such Title Policy) insuring the Lien of the Deed of Trust encumbering such Tower Property;

(F) a Survey unless the general survey exception in the Title Policy for such Tower Property is eliminated without a Survey;

(G) valid certificates of insurance indicating that the requirements for the policies required under the Loan Documents have been satisfied and apply to such Tower Property (which may be satisfied by delivery of a certificate of insurance applicable to such Tower Property), and evidence of the payment of all premiums payable for the existing policy period by including such premium on the closing statement for such Tower Property;

(H) an opinion of counsel to the Loan Parties substantially in the form of Exhibit D hereto or otherwise in form and substance reasonably satisfactory to the Collateral Agent, from counsel admitted to practice under the laws of the state in which such Tower Property is located; provided, that this requirement shall be satisfied by delivery of the same in connection with another Tower Property in the same state;

(I) title insurance or other evidence satisfactory to the Collateral Agent that at the time of the Acquisition thereof there shall be no delinquent real estate and personal property taxes, assessments, water rates or sewer rents, levied or assessed or imposed against such Tower Property, or part thereof, or any interest and penalties thereon;

(J) payment of all recording charges, filing fees, taxes or other expenses (including, without limitation, mortgage and intangibles taxes and documentary stamp taxes) payable in connection the Deed of Trust for such Tower Property; and

(K) such other and further information in connection with such Tower Property as the Collateral Agent may reasonably request; and

(ii) with respect to which each of the following shall be true:

(A) the Improvements on such Tower Property and the use thereof comply with all applicable zoning, subdivision and land use laws (including Historical Preservation Laws), regulations and ordinances;

(B) such Tower Property and its use comply in all material respects with all applicable zoning, subdivision and building laws and regulations, and all permits, licenses and certificates for the lawful use, occupancy and operation of each component of each of the Improvements on such Towers in the manner in which it is currently being used, occupied and operated have been obtained and are current and in full force and effect;

(C) if such Tower Property is an Owned Property, such Tower Property constitutes a separate tax lot;

(D) there is no material patent structural or other material defect or deficiency in the Improvements on such Tower Property;

(E) all necessary utilities are fully connected to the Improvements on such Tower Property and are fully operational, are sufficient to meet the reasonable needs of such Improvements, and no other utility facilities or repairs are necessary to meet the reasonable needs of each of such Improvements as now used or presently contemplated;

(F) none of the Improvements create encroachments over, across or upon the boundary lines of such Tower Property, rights of way or easements of such Tower Property and no building or other improvements on adjoining land create such an encroachment;

(G) the Borrower has legal access rights to such Mortgaged Property; and

(H) each of the representations and warranties set forth in Section 4.28 and Section 4.29 are true and correct as applied to such Tower Property (without giving effect to any exceptions for non-conforming Towers).

“Financeable Tower Property”: a Tower Property with respect to which the Borrower has satisfied all of the Financeability Requirements.

“Financial Statements”: statements of operations and members’/shareholder’s equity, cash flows and balance sheets.

“Financing Lease”: any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“Fitch”: Fitch, Inc.

“GAAP”: generally accepted accounting principles in the United States of America in effect from time to time, consistently applied.

“Governing Documents”: (i) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (ii) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (iii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Ground Lease”: those certain leases for real property or rooftops entered into or acquired by the Borrower for the lease of real property (including rooftops) which constitute a Tower or upon which is located a Tower (or which will constitute a Tower or upon which will be located a Tower) for the purpose of maintaining Tenant Leases (including, without limitation, all amendments, modifications, consents, estoppels and/or attornment agreements related thereto).

“Ground Leased Properties”: the Towers that are subject to a Ground Lease.

“Ground Lessee”: with respect to any Ground Lease, the Borrower in its capacity as the tenant under such Ground Lease.

“Ground Lessors”: the landlords under the Ground Leases.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation or a separate obligation by another Person (including, without limitation, any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made, and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Historical Preservation Laws”: the National Historic Preservation Act of 1966 and each historic preservation program of any State under and in conjunction with the National Historic Preservation Act of 1966 and any similar foreign, Federal, tribal, state, local or municipal laws, rules or regulations, orders, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law).

“Improvements”: all buildings, structures, fixtures, additions, enlargements, extensions, modifications, repairs, replacements and improvements of every kind and nature now or hereafter located on any Tower Property.

“Indebtedness”: of any Person at any date, without duplication, (a) all Debt for Borrowed Money of such Person, (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all liabilities referred to in clauses (b) and (d) of this definition secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, and (d) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (c) above. The amount of any Indebtedness under clause (c) shall be equal to the lesser of (i) the stated amount of the relevant obligations, and (ii) the fair market value of the property subject to the relevant Lien. For the avoidance of doubt, “Indebtedness” shall not include trade accounts payable and accrued expenses which are incurred in the ordinary course of business and are not more than 90 days past due.

“Indemnified Liabilities”: as defined in Section 10.5.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Insurance Policies”: has the meaning set forth in Section 6.5.

“Intellectual Property”: as defined in Section 4.9.

“Interest Payment Date”: fifth (5th) calendar day of each calendar month during the term of the Credit Agreement, and if such day is not a Business Day, then the Business Day immediately preceding such day, commencing on September 5, 2007, and continuing to and including the Maturity Date.

“Interest Period”: (a) for the first interest period hereunder, the period commencing on August 9, 2007 and ending on August 14, 2007 and (b) for each interest period thereafter commencing

August 15, 2007, the period commencing on the fifteenth (15th) day of each calendar month and ending on (and including) the fourteenth (14th) day of the following calendar month. Each Interest Period as set forth in clause (b) above shall be a full month and shall not be shortened by reason of any payment of the Loan prior to the expiration of such Interest Period.

“Interest Rate Cap”: one or more interest rate caps (together with the schedules relating thereto) in form and substance reasonably satisfactory to Administrative Agent, with a confirmation from the Counterparty substantially in the form attached hereto as Exhibit Q-1, or, if such interest rate cap is provided by Morgan Stanley Capital Services Inc. or an Affiliate thereof, substantially in the form attached hereto as Exhibit Q-2, between Borrower and, subject to Section 6.11, a Qualified Counterparty, and all amendments, restatements, replacements, supplements and modifications thereto.

“Intervening Trust Vehicle”: with respect to any Securitization Vehicle which is a CDO, a trust vehicle or entity which holds the Loans as collateral securing (in whole or in part) any obligation or security held by such Securitization Vehicle as collateral for the CDO.

“Investment Company Act”: as defined in Section 4.14.

“Investment Grade”: with respect to any Person, the long term senior unsecured non-credit enhanced credit rating or shadow rating of which is “BBB-” or higher by S&P and “Baa3” or higher by Moody’s.

“Knowledge”: whenever in this Agreement or any of the Loan Documents, or in any document or certificate executed on behalf of any Loan Party pursuant to this Agreement or any of the Loan Documents, reference is made to the knowledge of the Borrower or any other Loan Party (whether by use of the words “knowledge” or “known”, or other words of similar meaning, and whether or not the same are capitalized), such shall be deemed to refer to the knowledge (without independent investigation unless otherwise specified) (i) of the individuals who have significant responsibility for any policy making, major decisions or financial affairs of the applicable entity; and (ii) also to the knowledge of the person signing such document or certificate.

“Lease”: any lease, tenancy, license, easement, assignment and/or other rental or occupancy agreement or other agreement or arrangement (including, without limitation, any and all guarantees of any of the foregoing) heretofore or hereafter entered into providing for the use, enjoyment or occupancy of, or the conduct of any activity upon or in, the Tower Properties or any portion thereof, including any extensions, renewals, modifications or amendments thereof.

“Leased Property”: all real property that is leased or occupied pursuant to an Easement by the Borrower, in each case, together with all fixtures and appurtenances thereon.

“Lenders”: the initial Lenders and any other lender that becomes a party hereto pursuant to Section 10.6.

“LIBOR”: with respect to each Interest Period, the rate (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/1000 of 1%) for deposits in U.S. dollars, for a one month period, that appears on Telerate Page 3750 (or the successor thereto) as of 11:00 a.m., London time, on the related Determination Date. If such rate does not appear on Telerate Page 3750 as of 11:00 a.m., London time, on such Determination Date, LIBOR shall be the arithmetic mean of the offered rates (expressed as a percentage per annum) for deposits in U.S. dollars for a one month period that appear on the Reuters Screen Libor Page as of 11:00 a.m., London time, on such Determination Date, if at least two such offered rates so appear. If fewer than two such offered rates appear on the Reuters Screen

Libor Page as of 11:00 a.m., London time, on such Determination Date, the Administrative Agent shall request the principal London Office of any four major reference banks in the London interbank market selected by the Administrative Agent to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one month period as of 11:00 a.m., London time, on such Determination Date for the then outstanding principal amount of the Loan. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Administrative Agent shall request any three major banks in New York City selected by the Administrative Agent to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one month period as of approximately 11:00 a.m., New York City time on the applicable Determination Date for the then outstanding principal amount of the Loan. If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. LIBOR shall be determined by the Administrative Agent or its agent and at Borrower’s request, the Administrative Agent shall provide Borrower with the basis for its determination.

“License”: with respect to any Person, any license, permit, consent, certificate of need, authorization, certification, accreditation, franchise, approval, or grant of rights by, or any filing or registration with, any Governmental Authority or third Person (including without limitation the FCC and the FAA) necessary for such Person to own, build, maintain or operate its business or property.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Synthetic Lease or Financing Lease having substantially the same economic effect as any of the foregoing), and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing.

“Liquidated Tower Replacement Account”: as defined in Section 3.4(b).

“Loan”: as defined in Section 2.1(a).

“Loan Documents”: this Agreement, the Notes, the SBAC Limited Guarantee, the SBAC Full-Recourse Guarantee, the Parent Non-recourse Guarantee, the Reaffirmation of Parent Non-recourse Guarantee, the Security Documents, the Environmental Indemnity Agreement, and any and all documents executed and delivered in connection with said documents, as any of such documents may be amended, restated or otherwise modified.

“Loan Parties”: the Borrower, SBAC, the Parent and Optasite.

“Managed Properties”: the Towers that are subject to a Site Management Agreement.

“Material Adverse Effect”: (A) a material adverse effect (which may include economic or political events) upon the business, operations or condition (financial or otherwise) of the Borrower and the other Loan Parties (taken as a whole), or (B) the material impairment of the ability of any of the Borrower and the other Loan Parties (taken as a whole) to perform their obligations under the Loan Documents (taken as a whole), or (C) the material impairment of the ability of Agents or the Lenders to enforce or collect the Obligations as such Obligations become due, or (D) a material adverse effect on the use, value or operation of the Towers, taken as a whole, as Collateral for the Loans, provided, however, that if five percent (5%) or more of the Tower Cash Flow derived from the Towers taken as a whole is materially and adversely affected, then a Material Adverse Effect shall be deemed to exist.

“Material Agreement”: the Site Management Agreements and any Tenant Lease or other contract or agreement, or series of related agreements, by the Borrower relating to the ownership, management, development, use, operation, leasing, maintenance, repair or improvement of the Towers under which the Borrower receives in compensation, or is required to pay, more than $250,000 per annum, other than any agreement which is terminable by the Borrower on not more than sixty (60) days prior written notice without any fee or penalty.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under, or which form the basis of liability under, any applicable Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea formaldehyde insulation, medical waste, radioactive materials and electromagnetic fields.

“Maturity Date”: November 1, 2010.

“Merger Transaction”: as defined in the Recitals.

“Mezzanine Borrower”: Optasite Mezzanine Borrower LLC, a Delaware limited liability company.

“Mezzanine Borrower Credit Agreement”: that certain Credit Agreement, dated as of August 9, 2007, by and among the Mezzanine Borrower, the lenders from time to time party thereto and the Administrative Agent, as amended through the date hereof.

“Mezzanine Borrower Credit Agreement Termination”: the occurrence of both of the following: (i) the Mezzanine Borrower shall have prepaid in full all “Loans” under (and as defined in) the Mezzanine Borrower Credit Agreement, together with all amounts required to be paid in connection with such prepayment pursuant to Section 3.3 of the Mezzanine Borrower Credit Agreement, including accrued and estimated interest that remains unpaid, accrued and unpaid fees and expenses (including unpaid legal expenses) and the applicable Prepayment Premium, and (ii) the Mezzanine Borrower shall have terminated the “Commitment” under (and as defined in) the Mezzanine Borrower Credit Agreement to be terminated in whole pursuant to Section 3.3(b) thereof.

“Minimum Counterparty Rating”: shall mean (a) either a short term credit rating from S&P (and if Fitch rates the entity, from Fitch) of at least “A-1” or a long term credit rating from S&P (and if Fitch rates the entity, from Fitch) of at least “A+” and (b) either (i) a long term credit rating from Moody’s of at least “Aa3” or (ii) a long term credit rating from Moody’s of at least “A1” and a short term credit rating from Moody’s of “P-1”.

“Moody’s”: Moody’s Investors Service, Inc.

“Morgan Stanley”: Morgan Stanley Asset Funding Inc., together with its Affiliates and their respective successors and assigns.

“Mortgaged Property”: any Tower Property that is subject to a Deed of Trust.

“Multiemployer Plan”: a Plan which is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA and which is subject to Title IV of ERISA.

“Net Cash Proceeds”: the gross cash proceeds received by the Borrower in connection with or as a result of (a) any Asset Sale, (b) the issuance of any Indebtedness, (c) any Recovery Event and

(d) the receipt of any Extraordinary Receipts, minus with respect to each of the foregoing (so long as each of the following are estimated in good faith by the management of the Borrower) (i) taxes paid or reasonably estimated to be payable with respect to such Asset Sale or Recovery Event (if any) in an amount equal to the tax liability of Optasite or the Borrower in respect of such Asset Sale or Recovery Event and any taxes payable by the direct and indirect holders of Capital Stock of such Persons that are disregarded entities for federal income tax purposes (taking into account all tax benefits of each of the parties and computed, for individuals, at the Presumed Tax Rate), (ii) any attorneys’ fees, accountants’ fees, investment banking fees, underwriting discounts and commissions and reasonable and customary transaction costs and expenses payable by the Borrower related to such transaction, (iii) Indebtedness secured by the assets sold or otherwise subject to a Recovery Event that is required to be repaid as a consequence of such sale, except Indebtedness that constitutes any of the Obligations, and (iv) with respect to clause (a), the portion of such cash proceeds reserved for post-closing adjustments and contingent liabilities, including, without limitation, indemnification payments and purchase price adjustments, which are held in a third-party escrow account or in a segregated deposit account in which the Collateral Agent has a first priority perfect security interest; provided that on the date all such post-closing adjustments have been determined, the amount (if any) by which the reserved amount exceeds the actual post-closing adjustments payable by the Borrower shall constitute Net Cash Proceeds on such date.

“Non-Excluded Taxes”: as defined in Section 3.10(a).

“Non-Exempt Lender”: as defined in Section 3.10(f).

“Note”: as defined in Section 3.2(e).

“Notice of Borrowing”: as defined in Section 2.2.

“Obligations”: the unpaid principal amount of, and interest (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the Loans, and all other obligations and liabilities of the Loan Parties to the Agents and the Lenders, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, or out of or in connection with this Agreement, the Notes, the SBAC Limited Guarantee, the SBAC Full Recourse Guarantee, the Parent Non-recourse Guarantee, the Security Documents and any other document made, delivered or given in connection therewith or herewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Agents and the Lenders that are required to be paid by a Loan Party pursuant to the terms of the Loan Documents) or otherwise.

“Operative Date”: the date on which the conditions precedent set forth in Section 5.2 shall have been satisfied or waived on or before the date one hundred eighty (180) days after the Closing Date; provided, that with respect to the condition precedent set forth in Section 5.2(j), either (i) the existence of any “Known Defaults” (as such term is defined in that certain letter agreement regarding knowledge of defaults between Morgan Stanley and SBAC dated as of the Closing Date) as of the Closing Date, or (ii) the failure of any condition precedent under Section 5.1 discovered after the Closing Date, in and of itself, shall not constitute a failure of such condition solely for purposes of determining whether the Operative Date has occurred (it being understood that the existence of such Default or Event of Default shall nevertheless constitute a failure of condition precedent under Section 5.2 of the Lenders’ obligation to make a Loan on the Operative Date and shall constitute a Default or Event of Default, as the case may be, for all other purposes of this Agreement, including Section 8.1.

“Optasite”: as defined in the Recitals.

“Optasite Holdco”: as defined in the Recitals.

“Oral Tenant Leases”: those Tenant Leases which are oral and not subject to any written agreement.

“Other Taxes”: as defined in Section 3.10(b).

“Owned Property”: all real estate owned in fee by the Borrower, together with any fixtures and appurtenances thereon.

“Parent”: Optasite Towers Holding LLC.

“Parent Non-recourse Guarantee”: the Non-recourse Guarantee dated as of November 1, 2006 made by the Parent in favor of the Collateral Agent for the benefit of the Agents and the Lenders, substantially in the form of Exhibit F-2, as amended, supplemented or otherwise modified through the date hereof, reaffirmed pursuant to the Reaffirmation of Parent Non-recourse Guarantee, as may be further amended, supplemented or otherwise modified from time to time.

“Participant”: as defined in Section 10.6(b).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Permitted Fund Manager”: any entity which is not subject to a bankruptcy proceeding and (a) has been approved hereunder by the Rating Agencies as the general partner, managing member or fund manager of a Permitted Investment Fund, or (b) such entity (i) appears on Schedule 1.2 attached hereto, (ii) is a Qualified Transferee, or (iii) is a nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate, which, in the case of any of the entities referred to in clause (a) or (b) above, is investing through a fund which has committed capital of at least $150,000,000.

“Permitted Investment Fund”: as set forth in the definition of Qualified Transferee.

“Permitted Person”: as set forth in the definition of Qualified Transferee.

“Permitted Reinvestment Amount”: as defined in Section 3.4(b).

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Per Tower Purchase Price”: with respect to any Tower, the allocable share of the purchase price for the Acquisition in which such Tower was acquired, determined based on such Tower’s relative share of cash flow generated by such Towers.

“Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement”: the Pledge Agreement dated as of November 1, 2006 made by the Parent, the Borrower and any Person that becomes a party thereto pursuant to Section 5(e) thereof in favor of the Collateral Agent, substantially in the form of Exhibit G, as amended, supplemented or otherwise modified through the date hereof, reaffirmed pursuant to the Reaffirmation of Pledge Guarantee, and as may be further amended, supplemented or otherwise modified from time to time.

“Prepayment Cut-off Date”: the ninth (9th) calendar day of each calendar month during the term of the Credit Agreement, and if such day is not a Business Day, then the Business Day immediately preceding such day.

“Prescribed Laws”: collectively, (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT Act), (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. § 1701 et seq., and (d) all other Legal Requirements relating to money laundering or terrorism.

“Presumed Tax Rate”: the highest effective marginal statutory combined U.S. federal, state and local income tax rate prescribed for an individual residing in New York City, taking into account (i) the deductibility of state and local income taxes for U.S. federal income tax purposes and (ii) the character (long-term or short-term capital gain, dividend income or other ordinary income) of the applicable income.

“Properties”: as defined in Section 4.21(a).

“Qualified Counterparty”: Morgan Stanley Capital Services Inc. or any Affiliate thereof, or a Counterparty reasonably acceptable to Lenders having a Minimum Counterparty Rating.

“Qualified Transferee”: any one or more of the following:

(A) a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, provided that any such Person satisfies the Eligibility Requirements;

(B) an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, provided that any such Person satisfies the Eligibility Requirements;

(C) an institution substantially similar to any of the entities described in clauses (A), (B) or (F) that satisfies the Eligibility Requirements;

(D) any entity Controlled by, Controlling or under common Control with, any of the entities described in clauses (A), (B), (C) above or (F) below;

(E) a Qualified Trustee (or in the case of a CDO, a single purpose bankruptcy remote entity which contemporaneously pledges its interest in any Loans, or a participation interest therein (or any portion thereof) to a Qualified Trustee) in connection with (A) a securitization of, (B) the creation of collateralized debt obligations (“CDO”) secured by, or (C) a financing through an

“owner trust” of, any of the Loans (or any interest therein) (any of the foregoing, a “Securitization Vehicle”), provided that (1) in the case of a Securitization Vehicle that is not a CDO, the special servicer of such Securitization Vehicle has a Required Special Servicer Rating (such entity, an “Approved Servicer”) and such Approved Servicer is required to service and administer such Loans (or any interest therein) in accordance with servicing arrangements for the assets held by the Securitization Vehicle which require that such Approved Servicer act in accordance with a servicing standard notwithstanding any contrary direction or instruction from any other Person; or (2) in the case of a Securitization Vehicle that is a CDO, the CDO Asset Manager and, if applicable, each Intervening Trust Vehicle that is not administered and managed by a Qualified Trustee or CDO Asset Manager which is a Qualified Transferee, are each a Qualified Transferee under clauses (A), (B), (C), (D), (F) or (I) of this definition;

(F) an investment fund, limited liability company, limited partnership or general partnership where a Permitted Fund Manager or an entity that is otherwise a Qualified Transferee under clauses (A), (B), (C), (D), (E) or (I) of this definition, acts as the general partner, managing member or fund manager and at least fifty percent (50%) of the equity interests in such investment fund are owned, directly or indirectly, by one or more of the following: a Qualified Transferee, an institutional “accredited investor” within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended, and/or a “qualified institutional buyer” or both within the meaning of Rule 144A promulgated under the Securities Exchange Act of 1934, as amended, provided that such institutional “accredited investors” or “qualified institutional buyers” that are used to satisfy the 50% test set forth above in this clause (F) satisfy the financial tests in clause (i) of the definition of Eligibility Requirements (a “Permitted Investment Fund”);

(G) any Person for which the Rating Agencies have issued a Rating Agency Confirmation with respect to such transfer;

(H) any Qualified Transferee that is acting in an agency capacity for a syndicate of lenders, provided that more than 50% of the committed loan amounts or outstanding loan balance are owned by lenders in the syndicate that are Qualified Transferees; or

(I) (1) Morgan Stanley or any Person that Controls, is Controlled by, or is under common Control with Morgan Stanley, (2) an institutional investor in any of the entities set forth in clause (1) above (provided that such institutional investor meets the Eligibility Requirements) (each, a “Permitted Person”), (3) any investment fund, limited liability company, limited partnership or general partnership investing through a fund with committed capital of at least $150,000,000 where the general partner, managing member or fund/collateral manager is a Permitted Person or (4) any investment fund, limited liability company, limited partnership, or general partnership investing through a fund with committed capital of at least $150,000,000 where the general partner, managing member, or fund/collateral manager is the same entity that is the general partner, managing member or fund/collateral manager of a Permitted Person.

For purposes of this definition only, “Control” means, when used with respect to any specific Person, the ownership, directly or indirectly, in the aggregate of more than fifty percent (50%) of the beneficial ownership interest of such Person and the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise; provided, however, that with respect to Morgan Stanley, “Control” means the ownership, directly or indirectly, in the aggregate of more than fifty percent (50%) of the beneficial ownership interest of such Person.

“Qualified Trustee”: (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America,

authorized under such laws to exercise corporate trust powers and to accept the trust conferred, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority, (ii) an institution insured by the Federal Deposit Insurance Corporation or (iii) an institution whose long-term senior unsecured debt is rated either of the then in effect top two rating categories of S&P and either Fitch or Moody’s.

“Rating Agencies”: collectively, Moody’s, S&P and Fitch.

“Reaffirmation of Environmental Indemnity Agreement”: the Acknowledgment and Reaffirmation of Environmental Indemnity Agreement dated as of the date hereof made by the Borrower in favor of the Collateral Agent for the benefit of the Agents and the Lenders, as the same may be amended, supplemented or otherwise modified from time to time.

“Reaffirmation of Parent Non-recourse Guarantee”: the Acknowledgment and Reaffirmation of Parent Non-recourse Guarantee dated as of the date hereof made by the Parent in favor of the Collateral Agent for the benefit of the Agents and the Lenders, as the same may be amended, supplemented or otherwise modified from time to time.

“Reaffirmation of Pledge Agreement”: the Acknowledgment and Reaffirmation of Pledge Agreement dated as of the date hereof made by the Parent and the Borrower in favor of the Collateral Agent for the benefit of the Agents and the Lenders, as the same may be amended, supplemented or otherwise modified from time to time

“Reaffirmation of Security Agreement”: the Acknowledgment and Reaffirmation of Security Agreement dated as of the date hereof made by the Borrower in favor of the Collateral Agent for the benefit of the Agents and the Lenders, as the same may be amended, supplemented or otherwise modified from time to time.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any Condemnation proceeding relating to any asset of the Borrower.

“Register”: as defined in Section 3.2(c).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Rents”: as defined in the Deeds of Trust.

“Rent Roll”: individually, the rent roll for any Tower, and, collectively, the rent rolls for all of the Towers, as updated on a monthly basis pursuant to Section 6.2(b).

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043 of ERISA or in the regulations thereunder (excluding those events as to which the thirty day notice period is waived).

“Required Lenders”: at any time, Lenders the Credit Exposure Percentages of which aggregate more than 50%.

“Required Special Servicer Rating”: (i) a rating of at least “CSS3” in the case of Fitch, (ii) in the case of S&P, on S&P’s Select Servicer List as a U.S. Commercial Mortgage Special Servicer

and (iii) in the case of Moody’s, such special servicer is acting as special servicer in a commercial mortgage loan securitization that was rated by Moody’s within the twelve (12) month period prior to the date of determination, and Moody’s has not downgraded or withdrawn the then current rating on any class of commercial mortgage securities or placed any class of commercial mortgage securities on watch citing the continuation of such special servicer as special servicer of such commercial mortgage securities as the reason therefor.

“Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or Governing Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: as to defined in Section 6.2.

“Restricted Payments”: as defined in Section 7.6.

“SBAC”: as defined in the Recitals.

“SBAC Full Recourse Guarantee”: the Guarantee dated as of the date hereof made by SBAC in favor of the Collateral Agent for the benefit of the Agents and the Lenders, substantially in the form of Exhibit F-3, as the same may be amended, supplemented or otherwise modified from time to time.

“SBAC Limited Guarantee”: the Limited Guarantee dated as of the date hereof made by SBAC in favor of the Collateral Agent for the benefit of the Agents and the Lenders, substantially in the form of Exhibit F-1, as the same may be amended, supplemented or otherwise modified from time to time.

“SEC”: as defined in Section 6.1(a).

“Section 3.10 Certificate”: as defined in Section 3.10(f)(2).

“Securitization Vehicle”: as defined in the definition of Qualified Transferee.

“Security Agreement”: the Security Agreement dated as of November 1, 2006 made by the Borrower and any Person that becomes a party thereto pursuant to Section 18 thereof in favor of the Collateral Agent, substantially in the form of Exhibit H, as amended, supplemented or otherwise modified through the date hereof, reaffirmed pursuant to the Reaffirmation of Security Agreement, and as may be further amended, supplemented or otherwise modified from time to time.

“Security Documents”: the collective reference to the Account Control Agreements, the Pledge Agreement, the Reaffirmation of Pledge Agreement, the Security Agreement, the Reaffirmation of Security Agreement, the Deeds of Trust and all other security documents hereafter delivered to the Collateral Agent granting a Lien on any asset or assets of any Person in favor of the Collateral Agent for the benefit of the Agents and the Lenders to secure any of the Obligations or to secure any guarantee of any such Obligations.

“Servicer”: shall mean one or more servicers of the Loans selected by the Administrative Agent.

“Single Employer Plan”: any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Site Management Agreements”: those certain leases, management agreements, or similar agreements pursuant to which the Borrower is authorized to sublease or otherwise broker space on any Tower Properties.

“S&P”: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Subsidiary”: as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Supplemental Financial Information”: with respect to the Borrower and commencing on December 31, 2009, a comparison of budgeted expenses and the actual expenses for the applicable quarter.

“Survey”: as to any Tower Property, a current survey of such Tower Property, certified to the Title Company and the Collateral Agent and its successors and assigns, prepared by a professional land surveyor licensed in the state in which the Tower Property is located, which contains (i) a legal description of the real property on which such Tower Property is situated that matches the legal description contained in the Title Policy relating to such Tower Property, and (ii) a certification of whether the surveyed property is located in a flood hazard area.

“Synthetic Lease”: any lease entered into in connection with the lease or acquisition of fixed assets which is treated under GAAP as an operating lease but for tax purposes as a capital lease.

“Taxes”: as defined in Section 3.10(a).

“Tenant Leases”: each Lease of space by the Borrower on any Tower.

“Threshold Amount”: the lesser of $5,000,000 and 1% of total assets of the Borrower as reflected in its most recent balance sheet delivered to the Administrative Agent pursuant to Section 6.1.

“Title Company”: collectively, First American Title Insurance Company, Stewart Title Guaranty Company, or other nationally recognized title company or other title company reasonably acceptable to the Collateral Agent.

“Title Policy”: an ALTA mortgagee policy of title insurance pertaining to a Deed of Trust on any Tower Property issued by the Title Company to the Collateral Agent, to the extent that such policy (1) provides coverage in an amount at least equal to one hundred percent (100%) of the Per Tower Purchase Price of the Mortgaged Property, (2) insures the Collateral Agent that such Deed of Trust creates a valid first priority lien on the Tower Property encumbered thereby, free and clear of all exceptions from coverage other than Liens permitted with respect thereto pursuant to Section 7.2 and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), (3) contains the endorsements set forth in Exhibit J to the extent available in the applicable jurisdiction, and (4) names the Collateral Agent and its successors and assigns as the insured).

“Tower”: (i) any wireless communications towers owned, leased or managed by the Borrower (or represented by the Borrower to the Administrative Agent to be owned, leased or managed by the Borrower), including any rooftop or other sites owned, leased or managed by the Borrower, together with any real estate interest (including any fee simple interest, leasehold interest or easement interest), fixtures and appurtenances that accompany the towers, rooftops or other sites.

“Tower Cash Flow”: at any time with respect to any Tower, an amount equal to (i) the aggregate annualized amount of the rent then payable by all lessees under Leases with respect to such Tower, or, if such Tower is a Managed Property, the revenue received by the Borrower under the Site Management Agreement for such Tower (net of any payments required to be remitted by the Borrower to the owner or lessor of such Tower), less (ii) the sum, without duplication, of (a) the aggregate annualized current insurance expense, real estate and property taxes, ground lease payments (if any), tower monitoring expenses, and amounts payable to a third party owner under any Site Management Agreement (if applicable) with respect to such Tower; and (b) the amount of the trailing twelve-month expenses in respect of such Tower for direct maintenance expenses, utilities, licensing and permitting, subject to the applicable Tower Cash Flow Adjustments (as defined below). For purposes of this definition, the “Tower Cash Flow Adjustments” shall mean the following:

(a) for purposes of clause (ii)(a) of this definition, the amount of current expenses, taxes and other payments described therein with respect to any Tower for the first three months after its Acquisition, shall be estimated in accordance with the methodology set forth in Exhibit E and, at any time thereafter, shall be calculated based on the actual amount of such expenses, taxes and other payments with respect to such Tower;

(b) for purposes of clause (ii)(b):

(i) the calculation of expenses with respect to any Tower for the first three months of its Acquisition shall be estimated based on information from the seller of such Tower pursuant to the pre-acquisition due diligence process of the Loan Parties (such estimate to be reasonably satisfactory to the Administrative Agent), and

(ii) the calculation of expenses with respect to any Tower after the first three months of its Acquisition shall be the actual amount of such other expenses for such Tower, annualized by multiplying the amount of such expenses with respect to such Tower incurred from the period commencing on the date of its Acquisition through the last day of the most recently completed month by a fraction, the numerator of which is twelve (12) and the denominator of which is the number of calendar months completed since the date of its Acquisition.

“Tower Documentation”: means in relation to any Tower:

(i) a copy of the purchase agreement and any other transfer document that, upon the effectiveness thereof, will effect the transfer of such Tower to the Borrower, together with a copy of the Borrower’s title commitment, in form and substance reasonably satisfactory to the Administrative Agent, insuring the interest of the Borrower in such Tower purportedly conveyed by such transfer documentation;

(ii) copies of all leases and any Ground Leases providing for the use of the Tower Property related to such Tower, certified, to the knowledge of the Borrower as being true and correct;

(iii) if the Tower Property related to such Tower is an Owned Property, title insurance or other evidence satisfactory to the Collateral Agent that such Tower Property constitutes a separate tax lot;

(iv) a copy of any engineering reports obtained by the Borrower with respect to the Tower Property related to such Tower;

(v) a copy of a zoning report from a zoning consultant or attorney reasonably satisfactory to the Administrative Agent for the Tower Property related to such Tower (in form reasonably satisfactory to the Administrative Agent) or such other evidence reasonably satisfactory in form and substance to the Collateral Agent (including without limitation a zoning endorsement in the Borrower’s title policy applicable to such property or a letter from the relevant municipality indicating that it has no zoning or other land or ordinances), in each case, indicating whether such Tower Property and its use comply with all applicable zoning, subdivision and building laws and regulations; and

(vi) copies of all recorded contracts and agreements, all material unrecorded contracts and agreements of which the Borrower has knowledge including all Tenant Leases and the Rent Roll, in each case, relating to the leasing and operation of such Tower Property and all amendments thereto.

“Tower Property”: any fee interest, leasehold interest or easement interest in any real property that supports a Tower.

“Tower Operator”: any Person whose primary business is the ownership, operation or other control of wireless communications towers or whose primary business is the ownership of real property interests related to wireless communications towers.

“Tower Substitution Conditions”: with respect to any Tower being acquired to replace an existing Tower with the Net Cash Proceeds of an Asset Sale or Recovery Event related to such existing Tower:

(a) the percentage of Tower Cash Flow for the replacement Tower generated from Tenant Leases with any Investment Grade counterparties or with any other counterparties in respect of PCS or any other type of broadband transmission shall be at least 90%;

(b) if the replacement Tower is subject to a Ground Lease, such Ground Lease has a term (including all available extensions) of not less than fifteen (15) years after the date of its Acquisition;

(c) the weighted average remaining term of the Tenant Leases for the replacement Tower is equal to or longer than the weighted average remaining term of the Tenant Leases on the replaced Tower; and

(d) the Borrower shall have delivered Tower Documentation for such Tower described in clause (a) of the definition thereof no later than five Business Days prior to the Acquisition thereof.

“Transferee”: as defined in Section 10.6(e).

“Type”: as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

“United States”: as defined in Section 3.10(f).

“United States person”: as defined in Section 3.10(f).

“Unused Commitment”: as to any Lender, the Commitment of such Lender minus the amount of Loans made by such Lender.

Section 1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes or any other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in any Notes, any other Loan Documents and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2

AMOUNT AND TERMS OF LOAN COMMITMENTS

Section 2.1 Loan Commitments.

(a) Subject to the terms and conditions hereof (including, without limitation, the satisfaction of the conditions precedent set forth in Section 5.1), each Lender agrees to make loans (together with all “Loans” under and as defined in the Existing Credit Facility, the “Loans”) to the Borrower on the Operative Date up to an aggregate principal amount not to exceed its respective Unused Commitment. The aggregate amount of Loans made on the Operative Date shall not exceed the Aggregate Unused Commitment. Amounts prepaid or repaid on the Loans may not be reborrowed.

(b) The Loans shall be Eurodollar Loans unless and until the Administrative Agent notifies the Borrower that it is converting, pursuant to Section 3.6 or Section 3.8, the Eurodollar Loans to Base Rate Loans.

Section 2.2 Procedure for Borrowing.

(a) The Borrower may borrow Loans on the Operative Date by giving the Administrative Agent irrevocable notice substantially in the form of Annex I (a “Notice of Borrowing”) (which notice must be received by the Administrative Agent prior to 11:00 a.m., New York City time, two Business Days prior to the requested Borrowing Date), specifying:

(i) the amount to be borrowed;

(ii) the requested Borrowing Date; and

(iii) wire instructions for any parties which will receive the proceeds of the Loans.

(b) Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Lender thereof (which notification may be by email transmission at the email addresses set forth in Schedule 1.0). Not later than 11:00 a.m. New York City time on the Borrowing Date specified in such Notice of Borrowing, each Lender shall transfer to the Administrative Agent by wire at its account specified in Schedule 1.0 the amount of such Lender’s pro rata share of the Loans requested pursuant to such Notice of Borrowing (subject to the Dollar limitations set forth in Section 2.1(a)) in immediately available funds.

(c) Subject to the satisfaction of the requirements of Section 2.1 and 2.2 and the conditions precedent set forth in Section 5.1, the Administrative Agent shall not later than 2:00 p.m. New York City time (provided that there are not more than three such wires) on the Borrowing Date specified in such Notice of Borrowing wire directly by wire transfer to the accounts specified in such Notice of Borrowing in like funds as received by the Administrative Agent.

Section 2.3 Breakage.

The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any actual loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, Conversion into, or Continuation of, Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. This covenant shall survive the termination of this Agreement and the payment of Loans and all other amounts payable hereunder.

SECTION 3

GENERAL PROVISIONS APPLICABLE TO LOANS

Section 3.1 Interest Rates and Payment Dates.

(a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate.

(b) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate.

(c) If all or a portion of (i) any principal of any Loan, (ii) any interest payable thereon or (iii) any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), the principal of all overdue Loans and any such overdue interest or other amount shall bear interest at a rate per annum which is the rate that would otherwise be applicable to the Loans pursuant to the foregoing provisions of this Section 3.1 plus three percent (3%), in each case from the date of such nonpayment until such overdue principal, interest or other amount is paid in full (as well after as before judgment).

(d) Interest shall be payable on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this Section 3.1 shall be payable from time to time on demand. Interest on the outstanding principal balance of the Loans existing on the commencement of an Interest

Period shall accrue for the entire Interest Period and shall be owed by Borrower for the entire Interest Period regardless of whether any principal portion of the Loan is repaid prior to the expiration of such Interest Period.

Section 3.2 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Lender (i) on each Interest Payment Date, commencing on November 1, 2008 until the Maturity Date, the Amortization Amount, and (ii) on the Maturity Date, the unpaid principal amount of the Loans (including, without limitation, all interest that would accrue on the outstanding principal balance of the Loans through the end of the Interest Period during which the Maturity Date occurs (even if such period extends beyond the Maturity Date)). The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain a register (the “Register”) as agent for the Borrower in which shall be recorded (i) the name and address of each Lender (including any Assignee, successor and participants), (ii) the amount of each Loan made to such Lender hereunder and any Note evidencing such Loan and the Type thereof, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (iv) the amount of any sum received by the Administrative Agent hereunder from the Borrower, and (v) each assignment and participation of any Loan or the Commitment.

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 3.2(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded (absent manifest error); provided, however, that the failure of the Administrative Agent to maintain the Register or any Lender to maintain such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement. Any assignment or transfer by any Lender of its rights and obligations under this Agreement pursuant to and in accordance with Section 10.6 that is not recorded in accordance with this Section 3.2 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.6.

(e) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing the Loans of such Lender, substantially in the form of Exhibit K, with appropriate insertions as to date and principal amount (a “Note”). Any such Note may, at the request of any Lender, be in registered form, or any existing Note or Notes may be consolidated, amended and/or amended and restated to be in registered form.

Section 3.3 Optional Prepayments.

(a) Except as otherwise provided herein, Borrower shall have the right to prepay the Loans in whole or in part provided that Borrower complies with all requirements for any such prepayment set forth herein. Borrower may at any time and from time to time prepay the Loans in whole or in part, without premium or penalty, upon irrevocable notice to the Administrative Agent (in the form of Annex

II) prior to 12:00 noon, New York City time, at least one Business Day prior thereto, specifying the date of such prepayment; provided that the Loans may not be partially prepaid by more than an amount such that the aggregate principal amount of the Loans after giving effect to such prepayment would be less than $40,000,000. Any prepayment of a Loan shall be in a principal amount of at least $1,000,000 or an integral multiple of $500,000 in excess thereof; provided, that (i) subject to subsections (ii) and (iii) below, in connection with such prepayment the Borrower shall pay to Administrative Agent, simultaneously with such prepayment, all interest on the principal balance of the Loans then being prepaid which would have accrued through the end of the Interest Period then in effect notwithstanding that such Interest Period extends beyond the Interest Payment Date and/or such date of prepayment; (ii) if such prepayment is made during the period commencing on the first calendar day immediately following a Prepayment Cut-off Date to, but not including, the Determination Date in such calendar month, such payment shall be accompanied by a payment of interest on the amount of principal being prepaid that Administrative Agent determines would be payable by Borrower if such prepayment had been made on or after such Determination Date but prior to the succeeding Interest Payment Date calculated using a per annum interest rate equal to 7.25% plus the Eurodollar Margin (such amount, the “Estimated Interest Payment”); if the Estimated Interest Payment paid by Borrower to Administrative Agent (x) exceeds the amount that otherwise would have been payable by Borrower if the final interest payment amount was calculated based on the interest rate determined on the applicable Determination Date (the “Actual Required Payment”), Administrative Agent shall refund to Borrower an amount equal to the Estimated Interest Payment minus the Actual Required Payment or (y) is less than the Actual Required Payment, Borrower shall, promptly upon demand by Administrative Agent, pay to Administrative an amount equal to the Actual Required Payment minus the Estimated Interest Payment; and (iii) if such prepayment is made on a date on or after the Determination Date in such calendar month and prior to the first day of the Interest Period that commences in such calendar month, the Borrower shall also pay to the Administrative Agent in connection with such prepayment all interest on the principal balance of the Loans then being prepaid which would have accrued through the end of the next succeeding Interest Period. Any prepayment received by the Administrative Agent on a date other than an Interest Payment Date shall be held by the Administrative Agent as collateral security for the Loans and shall be applied to the Obligations on the next Interest Payment Date. Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the Loans (with accrued interest thereon) and all other amounts owing under this Agreement shall be due and payable on the date specified therein. Any such voluntary prepayment shall be applied as specified in Section 3.7. In addition, the amount of the Commitment shall be permanently reduced in the same amount of any prepayment of the outstanding principal amount of the Loans. For the avoidance of doubt, Borrower’s reduction of the Commitment from time to time pursuant to Section 3.3(b) shall not be deemed to be a prepayment.

(b) The Borrower may at any time and from time to time terminate in whole or permanently reduce in part any unused portion of the Commitments upon irrevocable notice to the Administrative Agent prior to 12:00 noon, New York City time, at least one (1) Business Day prior thereto; provided that any such partial reduction in the Commitments shall be in a principal amount of at least $1,000,000 or an integral multiple of $500,000 in excess thereof. Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender thereof.

Section 3.4 Mandatory Prepayments.

(a) If on any date the Borrower shall receive Net Cash Proceeds from (i) any incurrence of Indebtedness by the Borrower, other than Indebtedness permitted pursuant to Section 7.1, or (ii) any Extraordinary Receipts, then such Net Cash Proceeds shall be applied on the third Business Day following receipt of such Net Cash Proceeds (or in the case of clause (ii), following receipt of Net Cash Proceeds from any individual event or series of events in an aggregate amount of $100,000) toward the prepayment of the Loans.

(b) If on any date the Borrower shall receive Net Cash Proceeds from any Asset Sale, the Borrower shall prepay the Loans on such date in an amount equal to (i) at any time other than when an Event of Default has occurred and is continuing, the greater of (A) the amount of such Net Cash Proceeds, and (B) if the Asset Sale is a sale, lease or other disposition of a Tower, one hundred twenty-five percent (125%) of the Allocated Loan Amount for such Tower (such greater amount, the “Asset Sale Prepayment Amount”), or (ii) at any time when an Event of Default has occurred and is continuing, the greater of (A) one hundred percent (100%) of such Net Cash Proceeds and (B) if the Asset Sale is a sale, lease or other disposition of a Tower, one hundred twenty-five percent (125%) of the Allocated Loan Amount for such Tower. For purposes of this paragraph, “Allocated Loan Amount” at any time with respect to any Tower, is an amount equal to the unpaid principal amount of the Loans at such time multiplied by a fraction, the numerator of which is the Tower Cash Flow of such Tower at such time and, the denominator of which is the Aggregate Tower Cash Flow at such time. Notwithstanding the foregoing, during each calendar year, a portion of the Asset Sale Prepayment Amounts otherwise required to be applied to the prepayment of Loans and/or the permanent reduction of the Commitments pursuant to this Section 3.4(b), in an aggregate amount not to exceed the Permitted Reinvestment Amount for such calendar year, shall not require such a mandatory prepayment and/or permanent reduction (it being understood that amounts not so used shall be required to prepay the Loans in accordance with this Section 3.4(b)), provided that (1) the Borrower delivers a notice no later than two (2) Business Days prior to the closing of the relevant Asset Sale, that the Asset Sale Prepayment Amounts associated with such Asset Sale will be deposited into a third-party escrow account or in a segregated deposit account in which the Collateral Agent has a first priority perfect security interest which is subject to an Account Control Agreement (the “Liquidated Tower Replacement Account”), and within six (6) months, the Asset Sale Prepayment Amounts will be used by the Borrower to acquire Towers, (2) the Towers to be acquired satisfy the Tower Substitution Conditions, and (3) the Debt Service Coverage Ratio following the reinvestment in the acquired Tower is not less than the Debt Service Coverage Ratio immediately prior to the sale of the disposed Tower on a pro forma basis. As used herein, the “Permitted Reinvestment Amount” for any calendar year equals three percent (3%) of the aggregate principal amount of the Loans outstanding at any time of determination during such calendar year. Funds deposited in the Liquidated Tower Replacement Account may be released therefrom to be used to acquire Towers, provided that the foregoing conditions are satisfied. For the avoidance of doubt, the Borrower shall not be required to make a prepayment under this Section 3.4(b) in relation to any transfer of any Towers under construction required to be transferred to an Affiliate of SBAC pursuant to Section 6.12 or the assignment to SBAC or any Affiliate of SBAC of the Borrower’s rights to purchase any Towers arising under a purchase agreement entered into prior to the Operative Date which has not closed and with respect to which the seller party is not in breach.

(c) If on any date the Borrower shall receive Net Cash Proceeds from any Recovery Event, one hundred percent (100%) of such Net Cash Proceeds, minus (i) the Agents’ reasonable costs incurred in connection with the recovery thereof, and (ii) the costs incurred by the Borrower in connection with a restoration of the applicable Tower Property, if applicable, made in accordance with this Agreement, if applicable, shall be applied on such date toward the prepayment of the Loans; provided that the Borrower may apply such Net Cash Proceeds to the restoration or replacement of the affected Tower if (i) no Event of Default then exists, (ii) with respect to any Tower acquired with such Net Cash Proceeds to replace such affected Tower, the Tower Substitution Conditions have been satisfied, and (iii) with respect to any Tower to be restored with such Net Cash Proceeds, the Borrower in good faith believes that the restoration of such affected Tower will be completed not later than three (3) months prior to the Maturity Date, and the Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower certifying that each of such conditions to reinvestment have been satisfied.

(d) On each date on which the Borrower makes a prepayment under this Section 3.4, Borrower shall pay to the Administrative Agent (i) in the event that such prepayment is made on or before a Prepayment Cut-off Date, interest accruing on such amount calculated through and including the end of the Interest Period in which such Interest Payment Date occurs, or (ii) in the event that such prepayment is made on a date after a Prepayment Cut-off Date, interest accruing on such amount calculated through and including the end of the Interest Period in which the next Interest Payment Date occurs. Any prepayment received by Lender pursuant to this Section 3.4 on a date other than a Interest Payment Date shall be held by the Administrative Agent as collateral security for the Loans in an interest bearing account, with such interest accruing to the benefit of Borrower, and shall be applied by the Administrative Agent on the next Interest Payment Date.

(e) So long as no Event of Default shall have occurred and be continuing and until the Mezzanine Credit Agreement Termination, to the extent that the Borrower is required to make a prepayment of Loans pursuant to Section 3.4(b), the Borrower shall ensure that a corresponding prepayment of loans under the Mezzanine Credit Agreement is made concurrently with the Borrower’s prepayment hereunder in the amount required under the Mezzanine Credit Agreement.

(f) Any prepayment of Loans and/or reduction of Commitments pursuant to this Section, and the rights of the Lenders in respect thereof, are subject to the provisions of Section 3.7.

Section 3.5 Computation of Interest and Fees.

(a) Interest shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower in the absence of manifest error.

Section 3.6 Inability to Determine Interest Rate. If on any day:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate; or

(b) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined on such day will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their Eurodollar Loans, then the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on such day shall be made as Base Rate Loans, (y) any Base Rate Loans that were to have been Converted on such day to Eurodollar Loans shall remain Base Rate Loans, and (z) any outstanding Eurodollar Loans shall be Converted on such day to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or Continued as such. The Administrative Agent shall withdraw any such notice pursuant to clause (a) above if the Administrative Agent determines that the relevant circumstances have ceased to exist.

Section 3.7 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder and any reduction of the Loans shall be made pro rata according to the respective Credit Exposure Percentages of the Lenders. Each payment (including each prepayment pursuant to Section 3.4) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders.

(b) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set-off or counterclaim and shall be made prior to 12:00 noon, New York City time, on the due date thereof to the Administrative Agent at the Administrative Agent’s office specified in Section 10.2, in Dollars and in immediately available funds. If any payment hereunder (other than payments on Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(c) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its pro rata share of such borrowing available to the Administrative Agent in accordance with Section 2.2(a), the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. If such Lender’s pro rata share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Eurodollar Loans hereunder, on demand, from the Borrower.

(d) In the event that a Lender for any reason fails or refuses to fund its portion of a Loan at any time when no Default shall have occurred and be continuing and with respect to which all of the conditions set forth in Section 5.1 have been satisfied, and such failure shall continue for a period in excess of thirty (30) days, then, until such time as such non-funding Lender has funded its portion of such Loan (which late funding shall not absolve such non-funding Lender from any liability it may have to the Borrower or the Administrative Agent), such non-funding shall not have the right to vote regarding any issue on which voting is required or requested under this Agreement or any other Loan Document, and such non-funding Lender’s portion of the Loans shall not be counted as outstanding for purposes of determining the “Required Lenders” hereunder.

Section 3.8 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans and Continue Eurodollar Loans as such shall forthwith be cancelled, and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be Converted automatically to Base Rate Loans.

Section 3.9 Requirements of Law.

(a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to (A) the date that such Lender became a party to this Agreement, (B) with respect to a transfer or assignment made pursuant to Section 10.6(b) or (c) hereof, the effective date of such transfer or assignment, except to the extent that such Transferee’s predecessor was entitled to such amounts or (C) with respect to the designation of a new lending office, the effective date of such designation:

(i) does or shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Note or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 3.10 hereof and changes in the rate or manner of determination of tax on the overall net income of such Lender together with, in each case, any interest, penalties or additions to such taxes);

(ii) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate; or

(iii) does or shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, Continuing or maintaining Eurodollar Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly, after receiving notice as specified in clause (c) of this Section, pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduced amount receivable.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to (A) the date that such Lender became a party to this Agreement, (B) with respect to a transfer or assignment made pursuant to Section 10.6(b) or (c) hereof, the effective date of such transfer or assignment, except to the extent that such Transferee’s predecessor was entitled to such amounts or (C) with respect to the designation of a new lending office, the effective date of such designation, shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, the Borrower shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

(c) If any Lender becomes entitled to claim any additional amounts pursuant to this Section 3.9, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for (i) any amounts incurred or assessed more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor (for the avoidance of doubt, not giving effect to any amounts assessed or charged retroactively) and (ii) amounts incurred after the Borrower has repaid the Loans in full. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d) Any Lender, if claiming any additional amounts payable pursuant to this Section 3.9 or Section 3.10, shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as, in its sole determination, such efforts would not be disadvantageous to it) to designate another lending office or file any certificate or document as reasonably requested in writing by the Borrower if such designation or the making of such a filing would avoid the need for or reduce the amount of any such additional amounts.

Section 3.10 Taxes.

(a) Except as otherwise provided in Section 3.10(f) and Section 3.10(g), any and all payments by the Borrower under or in respect of this Agreement or any other Loan Documents to which the Borrower is a party shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority (collectively, “Taxes”), excluding, in the case of each Lender, Taxes that are imposed on or measured by its overall net income (including franchise taxes imposed in lieu thereof and branch profit taxes, and including penalties, interest and additions to Tax with respect thereto), by the jurisdiction under the laws of which such Lender is organized or of its Applicable Lending Office, or any political subdivision thereof, unless Taxes are imposed as a result of a connection that arises solely from such Lender having executed, delivered or performed its obligations or received payments under, or enforced, this Agreement or any of the other Loan Documents. If the Borrower shall be required under any applicable Requirement of Law to deduct or withhold any such non-excluded Taxes (“Non-Excluded Taxes”) from or in respect of any sum payable under or in respect of this Agreement or any of the other Loan Documents to any Lender, (i) Borrower shall make all such deductions and withholdings in respect of such Non-Excluded Taxes, (ii) Borrower shall pay the full amount deducted or withheld in respect of such Non-Excluded Taxes to the relevant taxation authority or other Governmental Authority in accordance with the applicable Requirement of Law, and (iii) the sum payable by Borrower shall be increased as may be necessary so that after Borrower has made all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 3.10) such Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made in respect of Non-Excluded Taxes.

(b) In addition, Borrower hereby agrees to pay any present or future stamp, recording, documentary, excise, property or similar taxes, charges or levies that arise from any payment made under or in respect of this Agreement or any other Loan Document or from the execution, delivery or registration of, any performance under, or otherwise with respect to, this Agreement or any other Loan Document (collectively, “Other Taxes”).

(c) Borrower hereby agrees to indemnify each Lender for, and to hold each of them harmless against, the full amount of Non-Excluded Taxes and Other Taxes (including penalties, interest and expenses), in each case, imposed by any jurisdiction on amounts payable under this Section 3.10. The indemnity by Borrower provided for in this Section 3.10(c) shall apply and be made whether or not the Non-Excluded Taxes or Other Taxes for which indemnification hereunder is sought have been correctly or legally asserted. Amounts payable by Borrower under the indemnity set forth in this Section

3.10 shall be paid within thirty (30) days from the date on which the applicable Lender, as the case may be, makes written demand therefor, and provides to Borrower any notice or assessment made for such Non-Excluded Taxes or Other Taxes received by such Lender from a Governmental Authority or tax authority.

(d) Any Lender that receives additional payments from the Borrower pursuant to Section 3.10(b) or (c) shall take all reasonable actions (consistent with its internal policy and legal and regulatory restrictions) requested by Borrower to assist Borrower, as the case may be, at the sole expense of Borrower, to recover from the relevant taxation authority or other Governmental Authority any Taxes in respect of which amounts were paid by Borrower pursuant to Section 3.10(a), (b) or (c). However, such Lender will not be required to take any action that would be, in the reasonable judgment of such Lender, legally inadvisable, or commercially or otherwise disadvantageous to such Lender in any respect, and in no event shall such Lender be required to disclose any tax returns or any other information that, in the sole judgment of such Lender is confidential.

(e) Within 30 days after the date of any payment of Taxes pursuant to Section 3.10, Borrower (or any Person making such payment on behalf of Borrower) shall furnish to the applicable Lender a certified copy of the original official receipt evidencing payment thereof.

(f) On or before the first payment date hereunder to which each Lender (including any participant, assignee or successor) is entitled, and from time to time thereafter if requested in writing by Borrower (but only so long as such Lender remains lawfully able to do so), any Lender that either (i) is not incorporated under the laws of the United States, any State thereof, or the District of Columbia or (ii) whose name does not include “Incorporated,” “Inc.,” “Corporation,” “Corp.,” “P.C.,” “insurance company,” or “assurance company” (a “Non-Exempt Lender”), shall deliver or cause to be delivered to Borrower the following properly completed and duly executed documents:

(1) a complete and executed (x) U.S. Internal Revenue Form W 8BEN with Part II completed in which a Lender claims the benefits of a tax treaty with the United States providing for a reduced or zero rate of withholding (or any successor forms thereto), including all appropriate attachments or (y) a U.S. Internal Revenue Service Form W-8ECI (or any successor form thereto); or

(2) in the case of an individual, (x) a complete and executed U.S. Internal Revenue Service Form W-8BEN (or any successor forms thereto) and a certificate substantially in the form of Exhibit L (a “Section 3.10 Certificate”) or (y) a complete and executed Internal Revenue Service Form W-9 (or any successor form thereto); or

(3) in the case of a Non-Exempt Lender that is organized under the laws of the United States, any State thereof, or the District of Columbia, (x) a complete and executed Internal Revenue Service Form W-9 (or any successor forms thereto), including all appropriate attachments or (y) if such Non-Exempt Lender is disregarded for federal income tax purposes, the documents that would be required by clause (1), (2), (3), (4) or (5) with respect to its beneficial owner if such beneficial owner were Lender; or

(4) in the case of a Non-Exempt Lender that (i) is not organized under the laws of the United States, any State thereof, or the District of Columbia, and (ii) is treated as a corporation for U.S. federal income tax purposes, a complete and executed U.S. Internal Revenue Service Form W-8BEN claiming a zero rate of withholding (or any successor forms thereto) and a Section 3.10 Certificate; or

(5) in the case of a Non-Exempt Lender that (A) is treated as a partnership or other non-corporate entity, or is disregarded for U.S. federal income tax purposes, and (B) is not organized under the laws of the United States, any State thereof, or the District of Columbia, a (x) a complete and executed Internal Revenue Service Form W-8IMY (including all required documents and attachments) (or any successor form thereto), and (y)(i) a Section 3.10 Certificate, and (ii) without duplication, with respect to each of its beneficial owners and the beneficial owners of such beneficial owners looking through chains of owners to individuals or entities that are treated as corporations for U.S. federal income tax purposes (all such owners, “beneficial owners”), the documents that would be required by clause (1), (2), (3), (4) or this clause (5) with respect to each such beneficial owner if such beneficial owner were a Lender; provided, however, that no such documents will be required with respect to a beneficial owner to the extent the actual Lender is determined to be in compliance with the requirements for certification on behalf of its beneficial owner as may be provided in applicable U.S. Treasury regulations, or the requirements of this clause (5) are otherwise determined to be unnecessary, all such determinations under this clause (5) to be made in the sole discretion of Borrower.

If the forms referred to above in this Section 3.10(f) that are provided by a Lender at the time such Lender first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be treated as Taxes other than “Non-Excluded Taxes” (“Excluded Taxes”) and shall not qualify as Non-Excluded Taxes unless and until such Lender provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate shall be considered Excluded Taxes solely for the periods governed by such form. If, however, on the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, Lender assignor was entitled to indemnification or increased amounts under this Section 3.10, then the Lender assignee shall be entitled to indemnification or increased amounts to the extent (and only to the extent) that the Lender assignor was entitled to such indemnification or increased amounts for Non-Excluded Taxes, and the Lender assignee shall be entitled to additional indemnification or increased amounts for any other or additional Non-Excluded Taxes. Any additional Taxes in respect of a Lender that result solely and directly from a change in the Applicable Lending Office of such Lender shall be treated as Excluded Taxes (and shall not qualify as Non-Excluded Taxes) (A) except for any additional Non-Excluded Taxes imposed as a result of a change in the applicable Requirement of Law, or in the interpretation or application thereof, occurring after the date of such change or (B) unless such change is made at the request of the Borrower for such Lender to change its Applicable Lending Office. For purposes of this Section 3.10(f), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(g) For any period with respect to which any Lender has failed to provide Borrower with the appropriate form, certificate or other document described in subsection (f) of this Section 3.10 (other than (i) if such failure is due to a change in any applicable Requirement of Law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided, (ii) if such form, certificate or other document otherwise is not required under subsection (f) of this Section 3.10 or (iii) if it is legally inadvisable or otherwise commercially disadvantageous for such Lender to deliver such form, certificate or other document), such Lender shall not be entitled to indemnification or additional amounts under subsection

(a) or (c) of this Section 3.10 with respect to Non-Excluded Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Non-Excluded Taxes because of its failure to deliver a form, certificate or other document required hereunder, Borrower shall take such steps as such Lender shall reasonably request to assist such Lender in recovering such Non-Excluded Taxes.

(h) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

SECTION 4

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to make the Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

Section 4.1 Financial Condition.

(a) The consolidated balance sheet of Optasite and its consolidated Subsidiaries as at December 31, 2007 and the related consolidated statements of income and of cash flows for the fiscal period ended on such date, audited by Ernst & Young LLP, copies of which have heretofore been furnished to each Lender, are complete and correct in all material respects and present fairly the consolidated financial condition of Optasite and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the fiscal period then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants or Responsible Officer, as the case may be, and as disclosed therein). Neither Optasite nor any of its consolidated Subsidiaries had, at the date of the balance sheet referred to above, any material Guarantee Obligation (other than earnouts pursuant to an Acquisition) or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other financial derivative, which is not reflected in the foregoing statements or in the notes thereto, subject to normal year-end adjustments.

(b) The consolidated balance sheet of SBAC and its consolidated Subsidiaries as at December 31, 2007 and the related consolidated statements of income and of cash flows for the fiscal period ended on such date, audited by Ernst & Young LLP, copies of which have heretofore been furnished to each Lender, are complete and correct in all material respects and present fairly the consolidated financial condition of SBAC and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the fiscal period then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants or Responsible Officer, as the case may be, and as disclosed therein). Neither SBAC nor any of its consolidated Subsidiaries had, at the date of the balance sheet referred to above, any material Guarantee Obligation (other than earnouts pursuant to an Acquisition) or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other financial derivative, which is not reflected in the foregoing statements or in the notes thereto, subject to normal year-end adjustments.

(c) The unaudited consolidated balance sheet of Optasite and its consolidated Subsidiaries as at March 31, 2008 and the related consolidated statements of income and of cash flows for the fiscal period ended on such date, copies of which have heretofore been furnished to each Lender, are complete and correct in all material respects and present fairly the consolidated financial condition of Optasite and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the fiscal period then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP (except for the absence of footnotes and year-end adjustments and the application of FAS 13) applied consistently throughout the periods involved (except as approved by a Responsible Officer as disclosed therein). Neither Optasite nor any of its consolidated Subsidiaries had, at the date of the balance sheet referred to above, any material Guarantee Obligation (other than earnouts pursuant to an Acquisition) or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other financial derivative, which is not reflected in the foregoing statements or in the notes thereto, subject to normal year-end adjustments.

(d) The unaudited consolidated balance sheet of SBAC and its consolidated Subsidiaries as at March 31, 2008 and the related consolidated statements of income and of cash flows for the fiscal period ended on such date, copies of which have heretofore been furnished to each Lender, are complete and correct in all material respects and present fairly the consolidated financial condition of SBAC and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the fiscal period then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by a Responsible Officer as disclosed therein). Neither SBAC nor any of its consolidated Subsidiaries had, at the date of the balance sheet referred to above, any material Guarantee Obligation (other than earnouts pursuant to an Acquisition) or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other financial derivative, which is not reflected in the foregoing statements or in the notes thereto, subject to normal year-end adjustments.

Section 4.2 No Change. Since December 31, 2007, there has been no development or event which has had or is reasonably expected to have a Material Adverse Effect.

Section 4.3 Existence; Compliance with Law. Each of the Borrower, the other Loan Parties and their respective Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the requisite power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a limited liability company or corporation, as applicable, and is in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply with any of the foregoing is not, in the aggregate, reasonably expected to have a Material Adverse Effect.

Section 4.4 Power; Authorization; Enforceable Obligations. The Borrower has the limited liability company power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and to borrow hereunder and has taken all necessary limited liability company action to authorize the borrowings on the terms and conditions of this Agreement and any Notes and to authorize the execution, delivery and performance of the Loan Documents to which it is a party. With respect to each other Loan Party, such Loan Party has the limited liability company or corporate (as applicable) power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and has taken all necessary limited liability company or corporate action (as applicable) to authorize the execution, delivery and performance of the Loan Documents to which it is a party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental

Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents to which the Borrower is a party, except (i) consents, authorizations, filings and notices obtained or made and in full force and effect, and (ii) such consents, authorizations, filings and notices the failure to obtain or make which would not reasonably be expected to have a Material Adverse Effect. This Agreement has been, and each other Loan Document to which the Borrower is a party will be, duly executed and delivered on behalf of the Borrower. This Agreement constitutes, and each other Loan Document to which it is a party when executed and delivered will constitute, a legal, valid and binding obligation of the Borrower enforceable against each of them in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

Section 4.5 No Legal Bar. The execution, delivery and performance of the Loan Documents to which the Borrower and each of the other Loan Parties are a party, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or material Contractual Obligation of the Borrower or any of the other Loan Parties and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation (other than Liens created by the Security Documents in favor of the Collateral Agent for the benefit of the Agents and the Lenders).

Section 4.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or against any of its respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) which is reasonably expected to have a Material Adverse Effect.

Section 4.7 No Default. The Borrower is not in default under or with respect to any of its Contractual Obligations in any respect which is reasonably expected to have a Material Adverse Effect. No Event of Default, or to the Borrower’s knowledge, Default has occurred and is continuing.

Section 4.8 Ownership of Property. The Borrower has good and marketable fee simple title (or, in the case of the Ground Leased Properties, leasehold title, or, in the case of properties occupied pursuant to an Easement, valid easement interests) to the Tower Properties, other than the Managed Properties, except to the extent that the failure to have such title (so long as the Borrower has colorable title thereto) relates to Tower Properties generating Tower Cash Flow of not more than the Basket Amount for Non-Conforming Towers, free and clear of all Liens except as permitted under Section 7.2. The Borrower owns or leases all personal property that is necessary for the operation of the Tower Properties (other than the Managed Properties and personal property which is owned by tenants of such Tower Property, not used or necessary for the operation of the applicable Tower Property, leased by the Borrower as permitted hereunder or which constitutes leased temporary mobile antennas), subject only to Liens permitted under Section 7.2. Except as set forth on Schedule 4.8, to the actual knowledge of the Borrower there are no proceedings in Condemnation affecting any of the Tower Properties, and to the actual knowledge of the Borrower, none is threatened. No Person has any option or other right to purchase all or any portion of any of the Tower Properties or any interest therein.

Section 4.9 Intellectual Property. The Borrower owns, or is licensed to use, all trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted except for those of which the failure to so own or license are not reasonably expected to have a Material Adverse Effect (the “Intellectual Property”). No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, which, if successful, would reasonably be expected to have a Material Adverse Effect, nor does the Borrower know of any valid basis for any such claim. The use of such Intellectual Property by the Borrower does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, are not reasonably expected to have a Material Adverse Effect.

Section 4.10 No Burdensome Restrictions. No Requirement of Law or Contractual Obligation of the Borrower has had or is reasonably expected to have a Material Adverse Effect.

Section 4.11 Taxes. The Borrower has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Assets by any Governmental Authority that are due and payable (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower) except with respect to state and local tax returns relating to taxes in an aggregate amount not exceeding the Threshold Amount at any one time outstanding (after applying loss probability factors in accordance with GAAP) and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be; no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

Section 4.12 Federal Regulations. No part of the proceeds of any Loans will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board as now and from time to time hereafter in effect, or for any purpose which violates, or which would be inconsistent with, the provisions of the regulations of the Board.

Section 4.13 ERISA. (a) Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan, and each Plan (other than a Multiemployer Plan or a multiemployer welfare plan maintained pursuant to a collective bargaining agreement) during such five-year period has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and, to the knowledge of the Borrower, the Borrower would not become subject to any material liability under ERISA if the Borrower, SBAC or any Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. To the knowledge of the Borrower, no such Multiemployer Plan is in Reorganization or Insolvent. Except to the extent that any such excess could not have a Material Adverse Effect, the present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the liability of the Borrower and each Commonly Controlled Entity for post retirement benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) other than such liability disclosed in the financial statements of SBAC does not, in the aggregate, exceed the assets under all such Plans allocable to such benefits.

(b) The Borrower is not an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code, and the Towers are not “plan assets” within the meaning of 29 CFR §2510.3-101.

Section 4.14 Investment Company Act; Other Regulations. The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940 (as amended, the “Investment Company Act”), is not “controlled” by an “investment company” within the meaning of the Investment Company Act that is not registered thereunder, and is not required to register under the Investment Company Act. The Borrower is not subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board) which limits its ability to incur Indebtedness.

Section 4.15 Subsidiaries. The Borrower has no Subsidiaries.

Section 4.16 Security Documents.

(a) The provisions of the Security Agreement and the Pledge Agreement are effective to create in favor of the Collateral Agent for the benefit of the Agents and the Lenders a legal, valid and enforceable security interest in all right, title and interest of the Loan Party thereto in the “Collateral” or “Pledged Collateral” described therein. The security interests created by the Security Agreement and the Pledge Agreement are perfected, first priority security interests, subject only to the liens and security interests expressly permitted under Section 7.2). All instruments, certificates representing all of the Pledged Stock (as defined in the Pledge Agreement) in the Subsidiaries of the Parent that constitute certificated securities, and any other certificated securities which are purported to comprise part of the Collateral have been delivered to the Administrative Agent as required under the terms of the Security Agreement and/or Pledge Agreement, together with undated stock powers or other appropriate powers duly executed in blank; all filings and other actions necessary to perfect and protect the liens and security interests of the Collateral Agent in the Collateral have been duly made or taken and are in full force and effect or will be duly made or taken in accordance with the terms of the Loan Documents; and all filing fees and recording taxes have been paid in full.

(b) The Deeds of Trust which have been executed, delivered and recorded by the Borrower create (i) valid, perfected first Liens on the applicable Tower Properties, subject only to Liens permitted under Section 7.2, and (ii) perfected first priority security interests in and to, and perfected collateral assignments of, all personalty in connection therewith (including the Rents and the Leases) in which a security interest may be perfected by filing of a UCC-1 financing statement, all in accordance with the terms thereof, in each case subject only to Liens permitted under Section 7.2 and defects in perfection due solely to the failure of improper recording of Deeds of Trust which are covered by title insurance and which relate to Towers which are not required to be Financeable Tower Properties pursuant to Section 6.10. There are no mechanic’s, materialman’s or other similar Liens or claims which have been filed for work, labor or materials affecting the Tower Properties which are or will be Liens prior to, or equal or coordinate with, the Liens of the applicable Deed of Trust except Liens which are permitted under Section 7.2. The Liens permitted under Section 7.2, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(c) The Borrower does not own any property, or have any interest in any property of material value, that is not subject to a fully perfected first priority Lien on, or security interest in, such property in favor of the Collateral Agent (for the benefit of the Agents and the Lenders), except for such property or any such interest in property subject to the requirements of Section 6.10 to the extent such Lien or security interest is not then required on such property or interest, and subject only to Liens permitted under Section 7.2.

Section 4.17 True and Complete Disclosure. (a) The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Loan Parties to the Administrative Agent or the Lenders (“Disclosure”) in connection with the negotiation, preparation or delivery of this Agreement and the other Loan Documents or included herein or therein or delivered pursuant hereto or thereto, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

All written information furnished after the date hereof by or on behalf of the Loan Parties to the Administrative Agent or the Lenders in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby will be, or to the Borrower’s knowledge will be, in the case of any such information related to any Pending or Recent Acquisition, true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified, it being understood that there is no assurance that any projections will be obtained. There is no fact known to a Responsible Officer of the Borrower, after due inquiry, that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Loan Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Administrative Agent or the Lenders for use in connection with the transactions contemplated hereby or thereby.

Section 4.18 Labor Relations. Neither the Borrower, SBAC nor any of SBAC’s other Subsidiaries is engaged in any unfair labor practice which is reasonably expected to have a Material Adverse Effect. Except to the extent that any of the following is reasonably expected to have a Material Adverse Effect, there is (a) no unfair labor practice complaint pending or, to the best knowledge of the Borrower, threatened against the Borrower, SBAC or any of SBAC’s other Subsidiaries before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under a collective bargaining agreement is so pending or threatened; (b) no strike, labor dispute, slowdown or stoppage pending or, to the best knowledge of the Borrower, threatened against the Borrower, SBAC or any of SBAC’s other Subsidiaries; and (c) no union representation question existing with respect to the employees of the Borrower, SBAC or any of SBAC’s other Subsidiaries and no union organizing activities are taking place with respect to any thereof. The Borrower has no employees.

Section 4.19 Insurance. The Borrower has, with respect to their respective properties and businesses, insurance which insurance meets the requirements of Section 6.5 hereof. To the knowledge of the Borrower, the Borrower, nor any other Person, has not done, by act or omission, anything which would impair the coverage of such policies.

Section 4.20 Purpose of Loans. The proceeds of the Loans shall be used by the Borrower for general corporate purposes.

Section 4.21 Environmental Matters.

(a) The facilities and properties comprising the Closing Date Portfolio and all other facilities and properties owned, leased or operated by the Borrower (collectively, the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations which (i) constitute or constituted a violation of or (ii) could reasonably be expected to give rise to liability under, any Environmental Law, except for any such violations or liabilities which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b) The Properties and all operations at the Properties are in compliance in all material respects with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to such Properties or the business operated by the Borrower (the “Business”) except for such non-compliance, contamination or violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(c) Neither Optasite nor any of Optasite’s Subsidiaries, including the Borrower, has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does the Borrower have knowledge, after Customary Environmental Due Diligence, that any such notice will be received or is being threatened, except for any such violation, alleged violation, non-compliance, liability or potential liability which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(d) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any such Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law except, for such transportation, disposal, generation, treatment or storage which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower after Customary Environmental Due Diligence, threatened, under any Environmental Law to which the Borrower, Optasite Holdco or any of Optasite’s Holdco’s other Subsidiaries is or will, to the knowledge of the Borrower after due inquiry, be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business except for any such action, decree, order, other administrative or judicial requirement, which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(f) There has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Borrower, Optasite Holdco or any of Optasite Holdco’s other Subsidiaries in connection with such Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably give rise to liability under Environmental Laws except for any such release, which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(g) Borrower conducts periodically a review of the claims, if any, alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties and the Environmental Laws related thereto, and as a result thereof Borrower has reasonably concluded that, except as specifically disclosed in Schedule 4.21, such Environmental Laws and claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.22 Foreign Person. Neither the Borrower nor any other Loan Party is a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

Section 4.23 Leases; Agreements. The Borrower has delivered to Administrative Agent true and complete copies (in all material respects) of all (i) Ground Leases and any other Leases (as in effect on the Closing Date or at the time of the creation or acquisition thereof) required to have been delivered pursuant to Section 6.2(g) of the Existing Credit Facility, and (ii) Material Agreements to which any Loan Party or any of its respective Subsidiaries is a party affecting the operation and management of the Towers, and such Ground Leases and Material Agreements have not been modified or amended in any material respect except pursuant to amendments or modifications delivered to Administrative Agent delivered concurrently with the certificate delivered by a Responsible Officer of the Borrower pursuant to Section 6.2(a) immediately following the execution of such amendments or modifications. Except for the rights of the fee owners of Managed Properties, and as set forth on Schedule 4.23, no Person has any right or obligation to manage any of the Towers or to receive compensation in connection with such management. Except for the parties to any leasing brokerage agreement or as expressly provided in any purchase agreement, in each case that has been delivered to Administrative Agent, no Person has any right or obligation to lease or solicit tenants for the Towers, or (except for cooperating outside brokers) to receive compensation in connection with such leasing.

Section 4.24 Rent Roll, Disclosure. A true and correct copy of the Rent Roll has been delivered to the Administrative Agent as required by Section 6.2(b). Except only as specified in the Rent Roll, or as otherwise disclosed to Administrative Agent in the estoppel certificates delivered to Administrative Agent from time to time, (i) the Leases are in full force and effect; (ii) the Borrower has not given any notice of default to any tenant under any Lease which remains uncured; (iii) to the Borrower’ knowledge, no tenant has any set off, claim or defense to the enforcement of any Lease; (iv) except as set forth on Schedule 4.24, no tenant is more than sixty (60) days in arrears in the payment of rent, additional rent or any other charges whatsoever due under any Lease, or is materially in default in the performance of any other obligations under such Lease; and (v) except as set forth on Schedule 4.24, there are no rent concessions (whether in form of cash contributions, work agreements, assumption of an existing tenant’s other obligations, or otherwise, excepting any free rent period at the commencement of the term or rent reductions scheduled to occur upon additional tenant’s executed Leases with respect to said Tower Property) or extensions of time whatsoever not reflected in such Rent Roll, except to the extent that the failure of the representations set forth in items (i) through (v) to be true with respect to Leases is not reasonably likely to have a Material Adverse Effect. Each of the Leases is valid and binding on the parties thereto in accordance with its terms.

Section 4.25 Zoning; Compliance with Laws. The Towers and the use thereof comply with all applicable zoning, subdivision and land use laws (including Historical Preservation Laws), regulations and ordinances, all applicable health, fire, building codes, parking laws and all other laws, statutes, codes, ordinances, rules and regulations applicable to the Towers, or any of them, except to the extent the failure to comply with any of the foregoing is not reasonably expected to have a Material Adverse Effect. All permits, licenses and certificates for the lawful use, occupancy and operation of each component of each of the Towers in the manner in which it is currently being used, occupied and operated have been obtained and are current and in full force and effect, except to the extent the failure to comply with any of the foregoing is not reasonably expected to have a Material Adverse Effect. To the Borrower’s knowledge, (i) except as set forth on Schedule 4.25 (which schedule may be updated by the Borrower from time to time, such changes to be reasonably acceptable to the Administrative Agent), except with respect to Towers under development and construction from time to time, no legal proceedings are pending or threatened in writing with respect to the zoning of any Tower or under any Historical Preservation Law with respect to any Tower and (ii) except as set forth in the Title Policies, neither the zoning nor any other right to construct, use or operate any Tower Property is in any way dependent upon or related to any real estate other than such Tower Property, except to the extent same would not, in the aggregate, be reasonably likely to have a Material Adverse Effect. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid under applicable Requirements of Law in connection with the transfer of each Owned Property or, to the extent applicable, Leased Property to the Borrower have been paid or are being paid simultaneously with such transfer. To the Borrower’s knowledge after due inquiry, all mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid under applicable Requirements of Law in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Deeds of Trust, have been paid or are being paid therewith. Except to the extent the same would not, in the aggregate, be reasonably likely to have a Material Adverse Effect, all taxes and governmental assessments due and owing in respect of each Owned Property or, to the extent applicable, Leased Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder or are insured against by the title insurance policy to be issued in connection with the Deeds of Trust.

Section 4.26 Condition of the Towers. Except to the extent that the failure of any of the following to be true would not reasonably be expected to have a Material Adverse Effect, (i) except as set forth on Schedule 4.26 (which schedule may be updated by the Borrower from time to time, such changes to be reasonably acceptable to the Administrative Agent), all Improvements are in good repair and condition, ordinary wear and tear excepted, (ii) any damage to the Improvements identified on Schedule 4.26 is fully covered by insurance (subject to the applicable deductible) and the required repairs identified thereon are capable of being completed within the six (6) month period following the Closing Date or, with respect to such Improvements on a Tower acquired after the Closing Date, the date of Acquisition, (iii) the Borrower is not aware of any material latent or patent structural or other material defect or deficiency in the Towers and, other than with respect to any Tower under construction or which is new constructed and not yet operable, all necessary utilities are fully connected to the Improvements and are fully operational, are sufficient to meet the reasonable needs of each of the Towers as now used or presently contemplated to be used, and no other utility facilities or repairs are necessary to meet the reasonable needs of each of the Towers as now used or presently contemplated, (iv) none of the Improvements create encroachments over, across or upon the boundary lines of the Tower Property of such Tower, rights of way or easements of such Tower Property and no building or other improvements on adjoining land create such an encroachment, and (v) access has been insured by the Title Company for all Mortgaged Properties that are also Ground Leased Properties and the Borrower has access to each of the Mortgaged Properties that are not Ground Leased Properties.

Section 4.27 Separate Tax Lot. Each of the Towers that is an Owned Property constitutes one or more separate tax parcels.

Section 4.28 Ground Leases. (a) Each of the following is true with respect to each Ground Lease:

(i) Except with respect to Ground Leases relating to Towers generating in the aggregate Tower Cash Flow of an amount less than the Basket Amount for Non-Conforming Towers, (A) each Ground Lease contains the entire agreement of the Ground Lessor and the Ground Lessee pertaining to the Ground Leased Property covered thereby, (B) the Borrower does not have any estate, right, title or interest in or to the Ground Leased Property (other than access and utilities easements) except under and pursuant to the Ground Lease, and (C) each Ground Lessee (or the Borrower) has delivered or will deliver a true and correct copy of each of its respective Ground Leases to the Collateral Agent and such Ground Leases have not been modified, amended or assigned except as set forth therein.

(ii) Except with respect to Ground Leases relating to Towers generating in the aggregate Tower Cash Flow of an amount less than the Basket Amount for Non-Conforming Towers, (A) each Ground Lease is in full force and effect, and no breach or default or event that with the giving of notice or passage of time would constitute a breach or default under such Ground Lease (a “Ground Lease Default”) exists on the part of the Ground Lessee or, to the Borrower’s knowledge, on the part of the Ground Lessor under such Ground Lease, (B) the

Borrower has not received any written notice that any Ground Lease Default exists, except to the extent the Borrower has cured the same prior to the date hereof, or that any Ground Lessor or any third party alleges the same to exist.

(iii) The Ground Lessee under such Ground Lease is the exclusive owner of the lessee’s interest under and pursuant to the applicable Ground Lease and has not assigned, transferred, or encumbered its interest in, to, or under the Ground Lease (other than Tenant Leases or assignments that will terminate on or prior to the Closing Date or, with respect to a Ground Lease acquired after the Closing Date, the date of Acquisition), except in favor of Collateral Agent pursuant to the Loan Documents.

(iv) Except with respect to Ground Leases generating up to 2.5% of Aggregate Tower Cash Flow, each Ground Lease has a term that extends not less than 10 years beyond the Closing Date, after giving effect to any options to renew the Ground Lease which may be exercised at the sole discretion of the Borrower.

(b) With respect to each Ground Lease and/or the applicable Estoppel (if any) relating to Towers which the Borrower has represented to be Financeable Tower Properties as of the Closing Date and each Tower Property acquired after the date hereof:

(i) As evidenced by the owner’s title policy of the Borrower with respect thereto, the Ground Lessor(s) is the exclusive fee simple owner of its Ground Leased Property or, if not, the fee owner/lessor and each sublessor of the Ground Leased Property pertaining to such Ground Lease (other than the Ground Lessor thereof) has entered into an agreement not to terminate the Borrower’s sub-leased interest in such Ground Leased Property except upon notice to the Borrower and the Lenders and subject to the right of the Collateral Agent or Lenders to cure any default giving rise to such right to terminate.

(ii) There are no rights to terminate the Ground Lease other than (i) in favor of the Borrower and (ii) the Ground Lessor’s right to terminate by reason of default, casualty, Condemnation or other reasons, in each case as expressly set forth in the applicable Ground Lease.

(iii) The Ground Lease or a memorandum thereof or other instrument sufficient to permit recordation of a Deed of Trust has been recorded and the Ground Lease (or a separate agreement with respect thereto (the “Estoppel”)) permits the interest of the Ground Lessee to be encumbered by the related Deed of Trust, if any.

(iv) Except for Liens permitted under Section 7.2, the Borrower’s interests in the Ground Lease is not subject to any liens or encumbrances superior to, or of equal priority with, the related Deed of Trust, if any, unless a non-disturbance agreement has been obtained from the applicable holder of such lien or encumbrance reasonably satisfactory in form and substance to the Collateral Agent.

(v) The Ground Lease (or the applicable Estoppel) requires the Ground Lessor to give notice of any default by the Ground Lessee to the Collateral Agent which such notice must be delivered before the Ground Lessor may terminate the Ground Lease, or the Ground Lease or the Estoppel provides that notice of termination given under the Ground Lease is not effective against the Collateral Agent unless a copy of the notice has been delivered to the Collateral Agent in the manner described in the Ground Lease.

(vi) The Collateral Agent is permitted to cure any default under the Ground Lease that is curable after the receipt of notice of any default.

(vii) The Ground Lessee’s interest in the Ground Lease is assignable to the Collateral Agent upon notice to, but without the consent of, the Ground Lessor (or, if any such consent is required, such consent has been obtained at or prior to the closing of such Acquisition).

(viii) The Ground Lease (or the Estoppel) requires the Ground Lessor to enter into a new lease with the Collateral Agent upon termination of the Ground Lease following rejection of the Ground Lease in a bankruptcy proceeding under the Bankruptcy Code; provided that the Collateral Agent cures any defaults that are susceptible to being cured by the Collateral Agent.

(ix) The Ground Lease (as modified by the applicable Estoppel) does not impose restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender.

Section 4.29 Easements. Except to the extent that the failure of any of the following to be true is with respect to Easements relating to Towers generating in the aggregate Tower Cash Flow in an amount less than the Basket Amount for Non-Conforming Towers:

(a) Each Easement contains the entire agreement pertaining to the applicable Tower Property covered thereby. The Borrower does not have any estate, right, title or interest in or to such Tower Properties except under and pursuant to the Easements. The Borrower has delivered true and correct copies of each of the Easements to Collateral Agent and the Easements have not been modified, amended or assigned except as set forth therein.

(b) As evidenced by the owner’s title policy of the Borrower with respect thereto, the fee owner of each Tower Property subject to the Easements is the exclusive fee simple owner of the fee estate with respect to such Tower Property.

(c) There are no rights to terminate any Easement other than as expressly set forth in the applicable Easement.

(d) Each Easement is in full force and effect, and, to the Borrower’s knowledge, no breach or default or event that with the giving of notice or passage of time would constitute a breach or default under any Easement (an “Easement Default”) exists on the part of the Borrower. The Borrower has not received any written notice that an Easement Default exists, or that any third party alleges the same to exist.

(e) The Borrower is the exclusive owner of the easement interest under and pursuant to each Easement and has not assigned, transferred, or encumbered its interest in, to, or under any Easement (other than Tenant Leases or assignments that will terminate on or prior to the Closing Date or the Acquisition of such Easement, as applicable), except in favor of Collateral Agent pursuant to this Agreement and the other Loan Documents.

Section 4.30 No Synthetic Leases. The Borrower is not a party to any Synthetic Lease.

Section 4.31 Financeability. On the Operative Date, not less than 80% of Aggregate Tower Cash Flow (determined as of the Operative Date) is generated from Financeable Tower Properties.

SECTION 5

CONDITIONS PRECEDENT

Section 5.1 Conditions to Effectiveness of Amendment and Restatement of Existing Credit Facility. The amendment and restatement of the Existing Credit Facility by this Agreement shall be effective upon the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by the Borrower and the other Loan Parties in or pursuant to the Loan Documents shall be true and correct on and as of the date of the effectiveness of this Agreement as if made on and as of such date, except to the extent that such representation or warranty expressly relates to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects as of such earlier date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date (or after giving effect to any Loan being made on the Closing Date).

(c) Loan Documents. The Administrative Agent shall have received:

(i) this Agreement, executed and delivered by each Lender and a duly authorized officer of the Borrower, with a counterpart of each for the Borrower and each Lender,

(ii) for the account of each Lender that has requested such a promissory note, a Note of the Borrower conforming to the requirements hereof and executed by a duly authorized officer of the Borrower,

(iii) the Reaffirmation of Pledge Agreement, executed and delivered by a duly authorized officer of each party thereto, with a counterpart or conformed copy for each Lender,

(iv) the Reaffirmation of Security Agreement, executed and delivered by a duly authorized officer of each party thereto, with a counterpart or conformed copy for each Lender,

(v) the Reaffirmation of Parent Non-recourse Guarantee, executed and delivered by a duly authorized officer of each party thereto, with a counterpart or conformed copy for each Lender,

(vi) the Reaffirmation of Environmental Indemnity Agreement, executed and delivered by a duly authorized officer of each party thereto, with a counterpart or conformed copy for each Lender,

(vii) the SBAC Limited Guarantee, executed and delivered by a duly authorized officer of SBAC, and

(viii) the SBAC Full-Recourse Guarantee, executed and delivered by a duly authorized officer of SBAC.

(d) Related Agreements. The Administrative Agent shall have received true and correct copies of such documents or instruments as may be reasonably requested by the Administrative Agent, a copy of any other debt instrument, security agreement or other material contract to which SBAC or any of its Subsidiaries may be a party.

(e) Secretary’s Certificates. The Administrative Agent shall have received a certificate on behalf of each Loan Party, dated the Closing Date, substantially in the form of Exhibit M, with appropriate insertions and attachments, satisfactory in form and substance to the Administrative Agent.

(f) Corporate Proceedings of the Loan Parties. The Administrative Agent shall have received a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors or managing member of each Loan Party authorizing (i) the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, (ii) the borrowings contemplated hereunder, and (iii) if party to a Security Document, the granting by it of the Liens created pursuant to the Security Documents, certified pursuant to the certificate delivered in respect of such Loan Party pursuant to Section 5.1(e), shall be in form and substance reasonably satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

(g) Incumbency Certificates. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of each Loan Party, dated the Closing Date, as to the incumbency and signature of the Responsible Officers or other officers of such Loan Party executing any Loan Document, which certificate shall be included in the certificate delivered in respect of such Loan Party pursuant to Section 5.1(e) and shall be reasonably satisfactory in form and substance to the Administrative Agent.

(h) Governing Documents. The Administrative Agent shall have received true and complete copies of the Governing Documents of each Loan Party, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of such Loan Party, which certification shall be included in the certificate delivered in respect of such Loan Party pursuant to Section 5.1(e) and shall be in form and substance reasonably satisfactory to the Administrative Agent. The Governing Documents of the Borrower shall contain customary bankruptcy remote, special purpose entity provisions required by the Rating Agencies in securitization transactions, and shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

(i) Good Standing Certificates. The Administrative Agent shall have received certificates dated as of a recent date from the Secretary of State or other appropriate authority, evidencing the good standing of each Loan Party (i) in the jurisdiction of its organization, and (ii) in each other jurisdiction where its ownership, lease or operation of property or the conduct of its business requires it to qualify as a foreign Person except, as to this subclause (ii), where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect.

(j) Consents, Licenses and Approvals. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of a Responsible Officer of the Borrower as to the matters set forth in Section 4.4.

(k) Legal Opinions. The Administrative Agent shall have received (i) the executed legal opinion of Cooley Godward Kronish LLP, counsel to the Borrower and Parent, and (ii) the executed legal opinion of Holland & Knight LLP, counsel to SBAC, each in form and substance reasonably satisfactory to the Administrative Agent.

(l) Actions to Perfect Liens. The Collateral Agent shall have received evidence in form and substance reasonably satisfactory to it that all filings, recordings, registrations and other actions, including, without limitation, with respect to the Borrower, the filing of proper Uniform Commercial Code financing statements or amendments to previously filed Uniform Commercial Code financing statements, necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the Liens created by the Security Documents shall have been completed or duly provided for.

(m) Lien Searches. The Administrative Agent shall have received the results of a recent search by a Person reasonably satisfactory to the Administrative Agent, of the Uniform Commercial Code, judgment and tax lien filings which may have been filed with respect to personal property of the Borrower, and the results of such search shall be reasonably satisfactory to the Administrative Agent.

(n) Insurance. The Administrative Agent shall have received evidence in form and substance satisfactory to it that all of the requirements of Section 6.5 of the Existing Credit Facility, Section 5(j) of the Security Agreement and Section 3 of the Deeds of Trust shall have been satisfied.

(o) Officer’s Certificate. The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower, substantially in the form of Exhibit N hereto, as to matters set forth in Section 5.1(a) and (b).

(p) [RESERVED].

(q) Phase I Environmental Reports. The Administrative Agent shall have received Phase I environmental site assessment report, ASTM test E1527-05 for each Tower Property comprising the Closing Date Portfolio it being understood such Phase I environmental site assessment report delivered in connection with the Existing Credit Facility shall be deemed to have been received for purposes of this Agreement.

(r) Tower Documentation. The Administrative Agent shall have received the Tower Documentation for each Tower Property comprising the Closing Date Portfolio.

(s) Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory in form and substance to the Administrative Agent.

Upon the Administrative Agent being satisfied that all of the conditions precedent set forth in this Section 5.1 have been fulfilled, the Administrative Agent shall instruct its counsel to notify the Borrower and the Lenders by electronic mail, and upon such notice by the Administrative Agent’s counsel, the Closing Date shall occur. The giving of such notice shall be without prejudice to the rights and remedies of the Administrative Agent and the Lenders hereunder, and the giving of such notice shall not constitute a waiver of the failure of the Borrower to satisfy any such condition precedent (but shall not impair the effectiveness of this Agreement).

Section 5.2 Conditions to Loan on the Operative Date. The agreement of each of the Lenders to make its respective Loan on the Operative Date is subject to the satisfaction, immediately prior to or concurrently with the making of such Loan on the Operative Date, of the following conditions precedent on or before the date one hundred eighty (180) days after the Closing Date:

(a) Assumption Fee. Optasite will pay Morgan Stanley an assumption fee of $750,000.

(b) Consummation of Merger Transaction. The Merger Transaction shall have been consummated or shall have been consummated concurrently with the making of such Loan.

(c) Borrower’s Certificate of Merger. The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower, substantially in the form of Exhibit N-2 hereto.

(d) SBAC’s Certificate of Merger. The Administrative Agent shall have received a certificate of a Responsible Officer of SBAC, substantially in the form of Exhibit N-3 hereto.

(e) Payment of Legal Fees and Expenses. To the extent invoiced and without duplication, the Borrower shall have paid all accrued and unpaid legal fees and expenses of Morgan Stanley which are payable pursuant to Section 10.5 or Section 10.5 of the Existing Credit Agreement.

(f) Payoff Letter. The Administrative Agent shall have received the countersignature of the Mezzanine Borrower of the Payoff Letter dated on or prior to the Operative Date between Morgan Stanley and the Mezzanine Borrower, relating to the payoff and termination of the Mezzanine Borrower Credit Agreement.

(g) Insurance. The Administrative Agent shall have received evidence in form and substance satisfactory to it that all of the requirements of Section 6.5 hereof, Section 5(j) of the Security Agreement and Section 3 of the Deeds of Trust shall have been satisfied.

(h) Maximum Leverage. Before and after giving effect to such Loans, the ratio of Debt for Borrowed Money of the Borrower to Aggregate Tower Cash Flow shall not exceed 7:00 to 1:00.

(i) Representations and Warranties. Each of the representations and warranties made by the Borrower and the other Loan Parties in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of the date of the effectiveness of this Agreement as if made on and as of such date, except to the extent that such representation or warranty expressly relates to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects as of such earlier date.

(j) No Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date (or after giving effect to the Loan being made on the Operative Date).

The borrowing by the Borrower hereunder on the Closing Date shall constitute a representation and warranty by the Borrower as of the date thereof that the conditions contained in this Section 5.2 have been satisfied. With respect to the closing condition set forth in Section 5.2(f), Morgan Stanley agrees to deliver to the Mezzanine Borrower an executed copy of the Payoff Letter described therein on or before the later of (i) five Business Days prior to the Operative Date, and (ii) two Business Days after receiving notice of the Operative Date from the Borrower.

SECTION 6

AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as any of the Commitments remain in effect or any amount is owing to any Lender or the Agents hereunder or under any other Loan Document, the Borrower shall:

Section 6.1 Financial Statements. Furnish to each Lender:

(a) Within one hundred twenty (120) days after the end of each calendar year, commencing with the end of the 2008 fiscal year, true and complete copies of the Financial Statements of SBAC and the Borrower, respectively, for such year (or in the case of the 2008 Financial Statements of the Borrower, from the period from the Operative Date to December 31, 2008); provided that, while SBAC is a publicly traded entity, delivery of SBAC’s annual report on form 10 K filed with the United States Securities and Exchange Commission (the “SEC”) shall satisfy the requirements of this Section 6.1(a) with respect to SBAC. All such Financial Statements shall be audited by an Approved Accounting Firm or by other independent certified public accountants reasonably acceptable to Administrative Agent, and shall bear the unqualified certification of such accountants that such Financial Statements present fairly in all material respects the financial position of the subject company. The annual Financial Statements for the Borrower shall be accompanied by Supplemental Financial Information for such calendar year. The annual Financial Statements for the Borrower shall also be accompanied by a certification executed by the Borrower’s chief executive officer or chief financial officer (or other officer with similar duties), satisfying the criteria set forth in Section 6.2(a) below, and a Compliance Certificate (as defined below).

(b) Within forty five (45) days after the end of each of the first three fiscal quarters in each year, copies of the Financial Statements of SBAC and the Borrower, respectively, for such quarter to Lender, together with a certification executed on behalf of the Borrower by its chief executive officers or chief financial officers (or other officer with similar duties) in accordance with the criteria set forth in Section 6.2(a) below; provided that, while SBAC is a publicly traded entity, delivery of SBAC’s quarterly report on Form 10 Q filed with the SEC shall satisfy the requirements of this Section 6.1(b) with respect to SBAC. Such quarterly Financial Statements of the Borrower shall be accompanied by Supplemental Financial Information and a Compliance Certificate for such calendar quarter. Together with the quarterly Financial Statements delivered hereunder, the Borrower shall, upon request, deliver or make available in an online database copies of all Leases executed during such calendar quarter.

(c) Within thirty (30) days after the end of each calendar month, the following items determined in accordance with GAAP: (a) monthly and year-to-date operating statements prepared for such calendar month (which shall include budgeted and, commencing with the first full calendar month following the one year anniversary of the Closing Date, last year results for the same year to date period), containing such information as is necessary and sufficient under GAAP to fairly represent the results of operation of the Towers during such calendar month (except that full financial statement footnotes are only required annually), all in form reasonably satisfactory to the Administrative Agent. Along with such operating statements, the Borrower shall deliver to Lender a Compliance Certificate of its chief executive officer or chief financial officer (or other officer with similar duties) satisfying the criteria set forth in Section 6.2(a) below.

(d) Borrower shall submit an annual budget (operating expenses and cash flow) to Collateral Agent not later than forty-five (45) days after the first Business Day of each fiscal year. Notwithstanding the foregoing and provided that no Event of Default has occurred and is continuing, the

Borrower may, from time to time during the fiscal year, amend or modify an annual budget to reflect actual increases from amounts budgeted with respect to third party expenses; provided, that Borrower shall promptly submit to Collateral Agent any such amended or modified annual budget. During any period that an Event of Default has occurred and is continuing, the annual budget for any new fiscal year shall be deemed to be the then-applicable annual budget provided that amounts set forth in such then-applicable annual budget (i) for items other than non-discretionary items shall be deemed to be increased on a percentage basis by an amount equal to five percent (5%), and (ii) for non-discretionary items such as insurance premiums, amounts owed to utilities and Taxes, shall be deemed to be increased by the actual amount, as then known to Borrower, by which the cost of such items increased during such fiscal year.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP (except for, in the case of any unaudited financial statements, the application of FAS 13 and the absence of footnotes and normal year-end adjustments) applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

Section 6.2 Certificates; Other Information. Furnish to the Administrative Agent:

(a) Together with the Financial Statements and other documents and information provided to Administrative Agent under this Section 6.2, a certification to Lenders, executed on behalf of the Borrower and SBAC by their respective chief executive officer or chief financial officer (or other officer with similar duties, a “Responsible Officer”), (i) stating that to their Knowledge after due inquiry such quarterly and annual Financial Statements and information fairly present the financial condition and results of operations of the Borrower and SBAC for the period(s) covered thereby (except for the absence of footnotes with respect to the monthly and quarterly Financial Statement), and do not omit to state any material information without which the same might reasonably be misleading, and all other non financial documents submitted to Lenders (whether monthly, quarterly or annually) are true, correct, accurate and complete in all material respects, (ii) in the case of quarterly and annual reports, containing (A) a calculation of the financial covenants set forth in Section 7.18, (B) a calculation of the Debt Service Coverage Ratio as at the end of the period covered by such financial statements, and (iii) stating that, to the knowledge of such Responsible Officer, the Borrower during such period has observed or performed, in all material respects, all of its covenants and other agreements contained in this Agreement and the other Loan Documents to be observed or performed by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except in each case as specified in such certificate (the “Compliance Certificate”).

(b) upon request, a copy of the most recent Rent Roll for each Tower;

(c) within five (5) days after the same are sent, copies of all financial statements and reports which SBAC sends to its equity holders generally, and within five (5) days after the same are filed, copies of all financial statements and reports which SBAC may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority;

(d) If any Phase I environmental site assessment report with respect to any Tower Property previously delivered by the Borrower to the Administrative Agent reveals any condition that in the Administrative Agent’s reasonable judgment warrants such a report, the Borrower shall deliver to the Administrative Agent a limited subsurface investigation with respect to such condition at such Tower within 60 days after the Administrative Agent requests such limited subsurface investigation;

(e) no later than five (5) Business Days prior to the closing date of any Acquisition, the Tower Documentation for such Acquisition; and

(f) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

Section 6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower.

Section 6.4 Conduct of Business and Maintenance of Existence. (a)(i) Continue to engage in business of the same general type as now conducted by it, (ii) preserve, renew and keep in full force and effect its legal existence, and (iii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to Section 7.4 and except, in the case of clause (iii) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith is not, in the aggregate, reasonably expected to have a Material Adverse Effect.

Section 6.5 Maintenance of Property; Insurance. Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted; maintain the following described policies of insurance without cost to the Lenders or the Agents (the “Insurance Policies”):

(i) Commercial general liability insurance, including death, bodily injury and broad form property damage coverage with a combined single limit in an amount not less than one million dollars ($1,000,000) per occurrence and two million dollars ($2,000,000) in the aggregate for any policy year;

(ii) For each Tower (other than the Managed Sites) located in whole or in part in a federally designated “special flood hazard area”, flood insurance to the extent required by law and available at federally subsidized rates;

(iii) An umbrella excess liability policy with a limit of not less than ten million dollars ($10,000,000) over primary insurance, which policy shall include coverage for water damage, so called assumed and contractual liability coverage, premises medical payment and automobile liability coverage, and coverage for safeguarding of personalty and shall also include such additional coverages and insured risks which are acceptable to Lender;

(iv) Business interruption and/or rent loss insurance with an aggregate limit equal to $5,000,000;

(v) Property insurance in an amount equal to $5,000,000; and

(vi) During any period of construction, repair or restoration, builders “all risk” insurance in an amount equal to not less than the full insurable value of the applicable Towers.

All Insurance Policies shall be in content (including, without limitation, endorsements or exclusions, if any), form, and amounts, and issued by companies, satisfactory to Administrative Agent from time to time and shall name Collateral Agent and its successors and assignees as their interests may appear as an “additional insured” or “loss payee” for each of the liability policies under this Section 6.5 and shall (except for Worker’s Compensation Insurance) contain a waiver of subrogation clause reasonably acceptable to Administrative Agent. All Insurance Policies under Sections 6.5(ii), (iv), and (v), hereof with respect to the Mortgaged Properties shall contain a Non Contributory Standard mortgagee clause and a mortgagee’s Loss Payable Endorsement (Form 438 BFU NS), or their equivalents (such endorsements shall entitle Collateral Agent to collect any and all proceeds payable under all such insurance, with the insurance company waiving any claim or defense against Collateral Agent for premium payment, deductible, self insured retention or claims reporting provisions). All Insurance Policies shall provide that the coverage shall not be modified without thirty (30) days’ advance written notice to Collateral Agent and shall provide that no claims shall be paid thereunder to a Person other than Collateral Agent without ten (10) days’ advance written notice to Collateral Agent. The Borrower may obtain any insurance required by this Section through blanket policies; provided, however, that such blanket policies shall separately set forth the amount of insurance in force (together with applicable deductibles, and per occurrence limits) with respect to the Towers and shall afford all the protections to Collateral Agent as are required under this Section. Except as may be expressly provided above, all policies of insurance required hereunder shall contain no annual aggregate limit of liability, other than with respect to liability insurance. If a blanket policy is issued, a certified copy of said policy shall be furnished, together with a certificate indicating that Collateral Agent is an additional insured (and, if applicable, loss payee) under such policy in the designated amount. The Borrower will deliver duplicate originals of all Insurance Policies, premium prepaid for a period of one (1) year, to Collateral Agent and, in case of Insurance Policies about to expire, the Borrower will deliver duplicate originals of replacement policies satisfying the requirements hereof to Collateral Agent prior to the date of expiration; provided, however, if such replacement policy is not yet available, the Borrower shall provide Collateral Agent with an insurance certificate executed by the insurer or its authorized agent evidencing that the insurance required hereunder is being maintained under such policy, which certificate shall be acceptable to Collateral Agent on an interim basis until the duplicate original of the policy is available. An insurance company shall not be satisfactory unless such insurance company is licensed or authorized to issue insurance in the State where the applicable Tower is located and has a claims paying ability rating by the Rating Agencies of “A” (or its equivalent). Notwithstanding the foregoing, a carrier which does not meet the foregoing ratings requirement shall nevertheless be deemed acceptable hereunder provided that such carrier is reasonably acceptable to Collateral Agent. If any insurance coverage required under this Section 6.5 is maintained by a syndicate of insurers, the preceding ratings requirements shall be deemed satisfied as long as at least seventy five percent (75%) of the coverage (if there are four or fewer members of the syndicate) or at least sixty percent (60%) of the coverage (if there are five or more members of the syndicate) is maintained with carriers meeting the claims paying ability ratings requirements by Fitch and Moody’s (if applicable) set forth above and all carriers in such syndicate have a claims paying ability rating by Fitch of not less than “BBB” and by Moody’s of not less than “Baa2” (to the extent rated by Moody’s). The Borrower shall furnish Collateral Agent receipts for the payment of premiums on such insurance policies or other evidence of such payment reasonably satisfactory to Collateral Agent . The requirements of this Section 6.5 shall apply to any separate policies of insurance taken out by the Borrower concurrent in form or contributing in the event of loss with the Insurance Policies. Losses shall be payable to Collateral Agent notwithstanding (1) any act, failure to act or negligence of the Borrower or their agents or employees, Collateral Agent or any other insured party which might, absent such agreement, result in a forfeiture or all or part of such insurance payment, other than the willful misconduct of Collateral Agent knowingly in violation of the conditions of such policy, (2) the occupation or use of the Towers or any part thereof for purposes more hazardous than permitted by the terms of such policy, (3) any foreclosure or other action or proceeding taken pursuant to this Agreement or (4) any change in title to or ownership of the Towers or any part thereof. The property insurance described in this Section 6.5 hereof shall include “underground hazards” coverage; “time element” coverage by which Collateral Agent shall be assured payment of all amounts due under the Notes, this Agreement and the other Loan Documents;

“extra expense” (i.e., soft costs), clean up, transit and ordinary payroll coverage; and “expediting expense” coverage to facilitate rapid repair or restoration of the Towers. The Insurance Policies shall not contain any deductible in excess of $300,000.

Section 6.6 Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of any Agent to visit and inspect any of its properties and examine and make abstracts from any of its books and records during business hours, upon reasonable advance notice and up to two times during any twelve-month period (unless a Default shall have occurred and be continuing, in which case as often as may be reasonably desired), at such Agent’s expense (unless an Event of Default shall have occurred and be continuing, in which case, at the Borrower’s expense), and to discuss the business, operations, properties and financial and other condition of the Borrower with officers and employees of the Borrower and with its independent certified public accountants.

Section 6.7 Notices. Promptly give notice to the Administrative Agent and each Lender upon any officer thereof obtaining knowledge of any of the following:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of the Borrower or Parent or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or Parent and any Governmental Authority, which in either case is reasonably expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting the Borrower or Parent in which the amount involved is $250,000 or more and not covered by insurance or in which injunctive or similar relief is sought that, if enforced, would be of similar impact;

(d) the acquisition by the Borrower or Parent of any Tower;

(e) the occurrence of any transaction or occurrence referred to in Section 3.4(a), (b) or (c) triggering a mandatory prepayment;

(f) the following events, as soon as possible and in any event within thirty (30) days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any material required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; or

(g) any development or event which has had or is reasonably expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

Section 6.8 Environmental Laws. Comply with, and shall use its commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable

Environmental Laws, except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect, and obtain and comply in all material respects with and maintain, and use its commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect.

Section 6.9 Leases.

(a) Tenant Leases. After the Closing Date, only enter into new Tenant Leases or become party to any Tenant Leases which are not Oral Tenant Leases, and will use its commercially reasonable efforts to ensure that each Tenant Lease (i) is not oral and is subject to written agreement, (ii) does not prohibit or render unenforceable or void any Lien of the Collateral Agent or any foreclosure and/or operation of the Tower on which such Tenant Lease is located by the Collateral Agent, whether by contractual provision, operation of law, or otherwise, (iii) does not have any provision preventing, hindering or prohibiting the Collateral Agent from directly receiving the rents, receivables or other revenues generated in respect of such Tenant Lease from the lessee thereof (or the effect of which prevents, hinders or prohibits such action by operation of Law), and (iv) is subject to a first priority security interest in such Tenant Lease and all rents, issues and profits with respect thereto to the Collateral Agent.

(b) Ground Leases. After the Closing Date, only enter into new Ground Leases, or become party to any Ground Leases on commercially reasonable terms, and on a monthly basis provide written notice to the Collateral Agent of each such new Ground Lease, detailing such new Ground Lease and providing information with respect thereto. The Borrower shall use its commercially reasonable efforts to only enter into new Ground Leases which contain the terms that are substantially similar to those set forth on Exhibit O attached hereto. The Borrower shall use commercially reasonable efforts to provide the Collateral Agent with respect to each Ground Lease, Estoppel and Attornment Language immediately after each creation or acquisition thereof by the Borrower except to the extent that the protections afforded thereby are provided under such Ground Lease.

Section 6.10 Financeability Requirements; Additional Collateral; Guarantors.

(a) Each Tower (or Tower Property, as the case may be) acquired by the Borrower from Asset Sale Prepayment Amounts pursuant to Section 3.4(b) on or after the Operative Date shall be a Financeable Tower Property upon Acquisition. In addition, the Tower Cash Flow from any Tower acquired by the Borrower on or after the Operative Date which is not a Financeable Tower Property upon Acquisition shall not, until such Tower becomes a Financeable Tower Property, be included in Aggregate Tower Cash Flow. Upon the Acquisition thereof or the date on which the Borrower represents to the Administrative Agent such Tower (or Tower Property, as the case may be) acquired by the Borrower on or after the Operative Date is a Financeable Tower Property, the Borrower shall be deemed to make each representation and warranty set forth in Sections 4.23 through 4.29 with respect to such Tower (or Tower Property, as the case may be).

(b) The Borrower shall execute and deliver any and all further documents, financing statements, agreements and instruments, and shall take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable Law or that the Collateral Agent may reasonably request based on the advice of counsel to ensure the creation, perfection and priority of the Collateral Agent’s Lien on the Collateral. Without limiting the foregoing, if requested by the Collateral Agent, the Borrower will amend each Mortgage with a specified Maturity Date to reflect the Maturity Date hereunder.

(c) In the event that the Borrower acquires any property or interest in property of material value (including, without limitation, real property), that is not subject to a perfected Lien in favor of the Collateral Agent (for the benefit of the Agents and the Lenders) pursuant to the Security Documents, take such other action as the Collateral Agent shall reasonably request in order to create and/or perfect a Lien in favor of the Collateral Agent for the benefit of the Agents and the Lenders on such property.

Section 6.11 Interest Rate Protection Agreement. The Borrower shall (i) ensure that the Interest Rate Caps set forth on Schedule 6.11-A covering the interest rate exposure under the Existing Credit Agreement remain in full force and effect and, if necessary to do so, be amended to cover the interest rate exposure under this Agreement, (ii) use its commercially reasonable efforts to ensure that the interest rate caps of the Mezzanine Borrower set forth on Schedule 6.11-B covering the interest rate exposure under the Mezzanine Borrower Credit Agreement are, upon the Mezzanine Borrower Credit Agreement Termination, assigned to the Borrower and amended to cover the interest rate exposure under this Agreement (whereupon such interest rate caps will be deemed Interest Rate Caps hereunder), and ensure that such Interest Rate Caps remain in full force and effect, and (iii) if any such Interest Rate Cap is not maintained with the Borrower, cause such Interest Rate Cap to be assigned to the Borrower. In the event it is necessary for the Borrower to have additional Interest Rate Caps in order to sell or syndicate the Loans (including, without limitation, in any Secondary Market Transaction), the Borrower shall, at the Lenders’ expense, be required to enter into such Interest Rate Caps with a Qualified Counterparty and having a strike price determined by the Administrative Agent, and such Interest Rate Cap shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent. In the event of any downgrade or withdrawal of the rating of any Counterparty by any Rating Agency below the Minimum Counterparty Rating, Borrower shall replace such Interest Rate Cap not later than thirty (30) days following receipt of notice of such downgrade or withdrawal with a Interest Rate Cap in form and substance reasonably satisfactory to the Administrative Agent and with the same strike price as the Interest Rate Cap being replaced and from a Counterparty reasonably acceptable to Administrative Agent having a Minimum Counterparty Rating; provided, however, that if any Rating Agency withdraws or downgrades the credit rating of such Counterparty below the Minimum Counterparty Rating, Borrower shall not be required to replace such Counterparty under such Interest Rate Cap, provided that within thirty (30) days following notice to Borrower of such downgrade or withdrawal (y) such Counterparty or an Affiliate thereof posts additional collateral acceptable to the Rating Agencies (or if such Counterparty is Morgan Stanley Capital Services Inc. or an Affiliate thereof, such additional collateral as set forth in Annex I attached to the Interest Rate Cap) from time to time securing its obligations under such Interest Rate Cap, or (z) an Affiliate of such Counterparty with a Minimum Counterparty Rating delivers a guaranty acceptable to the Rating Agencies guaranteeing such Counterparty’s obligations under such Interest Rate Cap. Notwithstanding the foregoing, if S&P or Fitch withdraws or downgrades the long-term credit rating of such Counterparty below “BBB+” or short term credit rating below “A-3”, or Moody’s withdraws or downgrades the credit rating of such Counterparty below “A2” (if such Counterparty has only a long term rating from Moody’s) or below “A3” or “P-2” (if such Counterparty has both long term and short term ratings from Moody’s), Borrower shall replace such Interest Rate Cap not later than thirty (30) days following receipt of notice of such downgrade or withdrawal with a Interest Rate Cap in form and substance reasonably satisfactory to the Administrative Agent and with the same strike price as the Interest Rate Cap being replaced and from a Counterparty reasonably acceptable to Administrative Agent having a Minimum Counterparty Rating. Upon the execution of any Interest Rate Cap maintained by the Borrower pursuant to this Section 6.11, the Borrower shall contemporaneously deliver to the Administrative Agent an Assignment of Interest Rate Cap duly executed by a Responsible Officer of the Borrower with respect to such Interest Rate Cap.

Section 6.12 Work in Progress. No later than five Business Days after the Operative Date, all Towers under construction and not yet placed in service shall be transferred to an Affiliate of

SBAC other than the Parent or Borrower; provided that if a third party consent is needed prior to a transfer of any such Tower, such five Business Day period shall not be applicable to the transfer of such Tower so long as the Borrower uses commercially reasonable efforts to promptly obtain such consent.

SECTION 7

NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as any of the Commitments remain in effect or any amount is owing to any Lender or the Agents hereunder or under any other Loan Document, the Borrower shall not, directly or indirectly:

Section 7.1 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness or issue any Capital Stock, except:

(a) Indebtedness of the Borrower under this Agreement;

(b) trade payables and short term contractual obligations in connection with a Acquisition owed to the seller party (including without limitation commercially reasonable earnouts), in each case, incurred in the ordinary course of business; and

(c) any Guarantee Obligations permitted under Section 7.3.

Section 7.2 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a) zoning, subdivision and building laws and regulations of general application to the property;

(b) with respect to Leased Property, the interests of the owner or lessor thereof;

(c) Liens for taxes, assessments, governmental charges, levies or claims not yet due or which are being contested in good faith by appropriate proceedings (excluding Liens arising under any Environmental Laws (which are covered in Section 7.2(d) below), Liens in favor of the Internal Revenue Service of the United States, the PBGC or any Plan); provided that (i) adequate reserves with respect thereto are maintained on the books of the Borrower in conformity with GAAP, or (ii) with respect Internal Revenue Service or income tax liens against a prior owner of a Leased Property, an escrow has been established sufficient to pay such Taxes in full should said owner be unsuccessful in reducing or eliminating such Lien;

(d) Liens arising under Environmental Laws, which secure remediation obligations not exceeding (as to the Borrower) $1,000,0000 in an aggregate amount at any time outstanding, with respect to which a cash reserve in an amount equal to the remediation costs has been provided for and funded;

(e) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens (i) arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings or (ii) for which the Borrower is adequately indemnified by the seller of the relevant property;

(f) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self insurance arrangements;

(g) easements, rights-of-way, licenses, restrictions, encroachments and other similar encumbrances incurred in the ordinary course of the business of the Borrower or, with respect to any Tower Property, existing on the date of its acquisition by the Borrower, which, in the aggregate, do not materially (1) interfere with the ordinary conduct of the business of the Borrower, taken as a whole, or (2) impair the use or operations of the Tower Properties, taken as a whole;

(h) Liens created by lease agreements, statute or common law to secure the payments of rental amounts and other sums not yet delinquent thereunder;

(i) Liens on Leased Property created or caused by an owner or lessor thereof or arising out of the fee interest therein;

(j) Licenses, sublicenses, leases or subleases granted by the Borrower in the ordinary course of their businesses and not expressly prohibited by any provision of this Agreement or any other Loan Document and not materially interfering with the conduct of the business of the Borrower;

(k) restrictions on transfers of any Licenses of the Borrower imposed by the terms of such Licenses or by applicable Requirements of Law;

(l) Liens created pursuant to the Security Documents;

(m) Liens on Towers generating no more than 5% of Aggregate Tower Cash Flow securing the payment of judgments in the aggregate amount at any time not to exceed the Threshold Amount, which Liens are being appealed and contested in good faith, and have been adequately bonded pending such appeals;

(n) Liens in the ordinary course of business on (i) cash to secure performance of statutory obligations, surety or appeal bonds, performance bonds, bids or tenders or (ii) escrow deposits in connection with Acquisitions permitted hereunder; and

(o) Liens related to Tower Properties that are insured over by a Title Policy or are listed as exceptions in such Title Policy and are accepted in writing by the Administrative Agent.

Section 7.3 Limitation on Guarantee Obligations. Create, incur, assume or suffer to exist any Guarantee Obligation, other than indemnities made by the Borrower in favor of the title company in connection with the issuance of a title policy on a Mortgaged Property in form and substance reasonably satisfactory to the Collateral Agent.

Section 7.4 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, or make any material change in its present method of conducting business.

Section 7.5 Limitation on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, except:

(a) the sale or other disposition of obsolete or worn out property in the ordinary course of business;

(b) the sale or other disposition of any Tower, provided that the requirements set forth in Section 3.4(b) with respect to the Net Cash Proceeds thereof shall have been satisfied; and

(c) the lease of Tower capacity in the ordinary course of business;

provided, that for the avoidance of doubt, this Section 7.5 shall not prohibit (i) the transfer by the Borrower to any Affiliate of SBAC of any Towers under construction which are required to be transferred pursuant to Section 6.12 or (ii) the assignment to SBAC or any Affiliate of SBAC of the Borrower’s rights to purchase any Towers arising under a purchase agreement entered into prior to the Operative Date which has not closed and with respect to which the seller party is not in breach.

Section 7.6 Limitation on Distributions. Declare or pay any dividend (other than dividends payable solely in common stock of the Borrower) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Borrower or any warrants or options to purchase any such Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower, or enter into any derivative or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating the Borrower to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock (such declarations, payments, setting apart, purchases, redemptions, defeasances, retirements, acquisitions and distributions, and such transactions with any Derivatives Counterparties, being herein called “Restricted Payments”), except for (i) Restricted Payments in the form of cash when no Event of Default has occurred (or would result therefrom) and is continuing, (ii) Restricted Payments in the form of Towers under construction and not yet placed in service to facilitate the transfer of such Towers to an Affiliate of SBAC (other than the Borrower or the Parent) as required pursuant to Section 6.12, or (iii) Restricted Payments in the form of the Borrower’s rights to purchase any Towers arising under a purchase agreement entered into prior to the Operative Date which has not closed and with respect to which the seller party is not in breach.

Section 7.7 Limitations on Amendments to Ground Leases. Cancel, terminate, surrender any Ground Lease or, to the extent such action would materially adversely affect the protections afforded to the Collateral Agent under such Ground Lease, amend any Ground Lease, or allow any Ground Lease to be so cancelled, terminated, surrendered or amended, without the prior written consent of the Required Lenders; provided that such consent shall not be unreasonably withheld, conditioned or delayed for (i) the termination of any Ground Lease in relation to any Tower which has negative Tower Cash Flow, or (ii) any amendment of the Ground Lease that, in the reasonable opinion of the Collateral Agent, does not materially increase the burden of the Borrower under such Ground Lease; provided further, that no such consent shall be required if the Borrower (i) terminates such Ground Lease because either (A) it has acquired a fee simple or easement interest in the property subject to such Ground Lease, or (B) the Tower Property related to such Ground Lease is subject to a Recovery Event if the related Net Cash Proceeds thereof are applied in accordance with Section 3.4(c), or (ii) amends such Ground Lease solely to the extent that such amendment (A) adds additional property to such Ground Lease or moves the location of any Easement related thereto, (B) extends the term of such Ground Lease or increases the rent thereon at market rates, or (C) effects an assignment of such Ground Lease permitted by Section 7.5 if the Net Cash Proceeds of such assignment are applied in accordance with Section 3.4(b), in each case so long as no Default or Event of Default would otherwise result from such amendment. The Required Lenders shall use good faith efforts to respond within ten (10) Business Days after Collateral Agent’s receipt of

Borrower’s written request for approval or consent required under this Section 7.7. If the Required Lenders fail to respond to such request within ten (10) Business Days, and Borrower sends a second request containing a legend in bold letters stating that the Required Lender’s failure to respond within five (5) Business Days shall be deemed consent or approval, the Required Lenders shall be deemed to have given such approval or consent if the Required Lenders fail to respond to such second written request before the expiration of such five (5) Business Day period.

Section 7.8 Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in, any Person, except:

(a) extensions of trade credit in the ordinary course of business;

(b) investments in Cash Equivalents;

(c) any investment arising from a reinvestment permitted under Section 3.4; and

(d) any purchase in connection with an acquisition of assets by the Borrower constituting a business unit of any Person, provided that the requirements of Section 6.10(a) and (c) hereto are satisfied.

Section 7.9 Limitation on Optional Payments and Modifications of Debt Instruments. (a) Make any optional payment or prepayment on or redemption or purchase of any Indebtedness (other than the Loans) or (b) amend, modify or change, or consent or agree to any amendment, modification or change to any of the terms relating to the payment or prepayment of, or principal of or interest on, any such Indebtedness (other than any such amendment, modification or change which would extend the maturity or reduce the amount of any payment of principal thereof or which would reduce the rate or extend the date for payment of interest thereon).

Section 7.10 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of the Borrower’s business, and (c) on fair and reasonable terms no less favorable to the Borrower than it would obtain in a comparable arm’s-length transaction with a Person which is not an Affiliate; provided that this provision shall not restrict the Borrower from transferring any Towers under construction required to be transferred to an Affiliate of SBAC pursuant to Section 6.12 or the assignment to SBAC or any Affiliate of SBAC of the Borrower’s rights to purchase any Towers arising under a purchase agreement entered into prior to the Operative Date which has not closed and with respect to which the seller party is not in breach.

Section 7.11 Limitation on Synthetic Leases and Sale/Leaseback Transactions. Enter into any Synthetic Lease or any other arrangement with any Person providing for the leasing by the Borrower of real or personal property which has been or is to be sold or transferred by the Borrower to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower.

Section 7.12 Limitation on Changes in Fiscal Year. Permit the fiscal year of the Borrower to end on a day other than December 31, without at least ninety (90) days prior written notice to the Administrative Agent.

Section 7.13 Limitation on Negative Pledge Clauses. Enter into with any Person any agreement, other than this Agreement which prohibits or limits the ability of the Borrower to create, incur, assume or suffer to exist any Lien on any of its property, assets or revenues, whether now owned or hereafter acquired.

Section 7.14 Limitation on Lines of Business. Enter into any business, except for those businesses in which the Borrower is engaged (or proposed to be engaged) on the date of this Agreement or which are directly related thereto.

Section 7.15 Governing Documents. Amend its Governing Documents in any manner without the prior written consent of the Administrative Agent, which shall not be unreasonably withheld or delayed, or, with respect to the Borrower, fail to comply in all material respects with the Special Purpose Provisions (as defined therein) of its limited liability company agreement (as in effect on the date hereof or as modified with the consent of the Administrative Agent).

Section 7.16 Limitation on Subsidiary Formation. Form any Subsidiary.

Section 7.17 Limitation on Securities Issuances. (a) Issue any shares of Capital Stock that are not pledged to the Collateral Agent for the benefit of the Agents and the Lenders pursuant to the Pledge Agreement or (b) issue any shares of preferred stock other than to a Loan Party.

Section 7.18 Financial Covenants. Permit:

(a) the ratio of (i) Debt for Borrowed Money of the Borrower on a consolidated basis to (ii) Aggregate Tower Cash Flow at such time to be greater than 7.00:1.00 as of (i) the date of each certificate delivered by a Responsible Officer of the Borrower pursuant to Section 6.2(a), and if not timely delivered, the last date on which the relevant accompanying financial statements are required to be delivered pursuant to Section 6.1, and (ii) any other date of determination in connection with any borrowing or with any recalculation pursuant to Section 8.1(d); or

(b) the Debt Service Coverage Ratio to be less than 1.50:1.00 as of (i) the date of each certificate delivered by a Responsible Officer of the Borrower pursuant to Section 6.2(a), and if not timely delivered, the last date on which the relevant accompanying financial statements are required to be delivered pursuant to Section 6.1, and (ii) any other date of determination in connection with any borrowing or with any recalculation pursuant to Section 8.1(d); or

(c) the aggregate amount of Annualized Rents generated from Tenant Leases in respect of rooftop Towers to exceed 5% of Aggregate Annualized Rent as of (i) the date of each certificate delivered by a Responsible Officer of the Borrower pursuant to Section 6.2(a), and if not timely delivered, the last date on which the relevant accompanying financial statements are required to be delivered pursuant to Section 6.1, and (ii) any other date of determination in connection with any borrowing.

Section 7.19 Limitation on Construction of New Towers. The Borrower shall not commence construction of Improvements on any Tower not yet placed in service.

SECTION 8

EVENTS OF DEFAULT

Section 8.1 Events of Default. If any of the following events shall occur and be continuing:

(a) The Borrower shall fail to pay any principal of any Loan when due in accordance with the terms of this Agreement; or the Borrower shall fail to pay any interest on any Loan within three (3) Business Days after it becomes due, or any other amount payable hereunder or under the other Loan Documents;

(b) Any representation or warranty made or deemed made by the Borrower or any other Loan Party herein or in any other Loan Document (other than the Environmental Indemnity Agreement) or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made;

(c) The Borrower or any other Loan Party shall default in the observance or performance of any agreement contained in Section 6.10 and Section 7 (excluding Section 7.18) of this Agreement, Section 5(b) and (e) of the Pledge Agreement, Sections 5(b) and (e) of the Security Agreement or Section 11 of the SBAC Full Recourse Guarantee, or shall fail to comply in all material respects with the Special Purpose Provisions (as defined therein) of its limited liability company agreement (as in effect on the date hereof or as modified with the consent of the Administrative Agent);

(d) The Borrower shall fail to be in compliance with the financial ratios set forth in Section 7.18(a) or (b) of this Agreement and, after recalculating the ratios set forth therein, such failure shall continue for a period of ten (10) Business Days;

(e) The Borrower or any other Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document and any covenant contained in Section 2 of the Environmental Indemnity Agreement and other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days;

(f) [RESERVED];

(g) (i) The Borrower or SBAC or any of its other Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or SBAC or any of its other Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or SBAC or any of its other Subsidiaries in any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unstayed for a period of 60 days; or (iii) there shall be commenced against the Borrower or SBAC or any of its other Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distrait or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or SBAC or any of its other Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) the Borrower or SBAC or any of its other Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

(h) (i) Any Person shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Single Employer Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall or is likely to incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, is reasonably expected to have a Material Adverse Effect;

(i) One or more judgments or decrees shall be entered against SBAC, Borrower, Optasite Holdco or any of Optasite Holdco’s other Subsidiaries involving in the aggregate a liability (to the extent not paid or covered by insurance) equal to or greater than the Threshold Amount, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof;

(j) (i) Except as consented to by the Required Lenders, any of the Security Documents shall cease, for any reason, to be in full force and effect or the Borrower or any other Loan Party which is a party to any of the Security Documents shall so assert or (ii) the Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby except, in the case of clause (ii), due solely to the failure of improper recording of Deeds of Trust which are covered by Title Insurance and which relate to Towers which are not required to be Financeable Tower Properties pursuant to Section 6.10;

(k) Any Change of Control shall occur;

(l) The Borrower shall be managed by a Person (other than the Parent) that is not approved by the Required Lenders (such approval not to be unreasonably withheld) or the management agreement in respect thereof shall not be subordinated to the Obligations on terms satisfactory to the Required Lenders or approved by the Required Lenders;

(m) Any of the SBAC Limited Guarantee, the SBAC Full Recourse Guarantee or the Parent Non-recourse Guarantee for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any guarantor shall repudiate its obligations thereunder; or

(n) the failure of the Mezzanine Credit Agreement Termination to occur within one Business Day after the Operative Date;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (g) of this Section with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable.

For the avoidance of doubt, Defaults or Events of Default on the Operative Date, if any, which arose under provisions of the Existing Credit Agreement (or the Pre-Merger Terms) and which were eliminated by the Post Merger Terms, or which otherwise cease to be operative under this Agreement on the Operative Date as a result of the amendment and restatement of the Existing Credit Agreement pursuant to this Agreement, are deemed to be waived, but any other Defaults or Events of Defaults which arose prior to this Agreement will not be waived.

SECTION 9

THE AGENTS

Section 9.1 Appointment. Each Lender hereby irrevocably designates and appoints (a) Morgan Stanley Asset Funding Inc. as the Administrative Agent of such Lender under this Agreement and the other Loan Documents, and (b) Morgan Stanley Asset Funding Inc. as the Collateral Agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, neither Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agents.

Section 9.2 Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 9.3 Exculpatory Provisions. Neither Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan

Document (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder. Neither Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower.

Section 9.4 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower or any other Loan Party), independent accountants and other experts selected by such Agent. Each Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

Section 9.5 Notice of Default. Neither Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that any Agent receives such a notice, such Agent shall give notice thereof to the Lenders, in the case of a notice from the Borrower, and to the Borrower, in the case of a notice received from the Lenders. Each Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until such Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither of the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by an Agent hereinafter taken, including any review of the affairs of the Borrower or any other Loan Party, shall be deemed to constitute any representation or warranty by such Agent to any Lender. Each Lender represents to each Agent that it has, independently and without reliance upon such Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by an Agent hereunder or under the other Loan Documents, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any other Loan Party which may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

Section 9.7 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Credit Exposure Percentages in effect on the date on which indemnification is sought, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

Section 9.8 Agents in Their Individual Capacity. Each Agent and its respective Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and the other Loan Parties as though such Agent were not an Agent hereunder and under the other Loan Documents. With respect to the Loans made by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

Section 9.9 Successor Agents. Each Agent may resign as Agent upon ten (10) days’ notice to the Lenders. If an Agent shall resign as Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor Agent for the Lenders, which successor Agent, in the absence of the occurrence and continuance of an Event of Default, shall be approved by the Borrower, whereupon such successor Agent shall succeed to the rights, powers and duties of the resigning Agent, and the term “Administrative Agent” or the “Collateral Agent” shall mean such successor Administrative Agent or Collateral Agent, as the case may be, effective upon such appointment and approval, and the resigning Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such resigning Agent or any of the parties to this Agreement or any holders of the Loans. After any resigning Agent’s resignation as Agent, the provisions of this Section 9.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents. Prior to the effectiveness of its resignation, the resigning Agent shall execute all documents reasonably requested by the successor Agent or the Required Lenders, as the case may be, to evidence the resignation of the resigning Agent and the transfer of its office to a successor Agent and to otherwise protect the interests of the Lenders under the Loan Documents in connection with such resignation.

SECTION 10

MISCELLANEOUS

Section 10.1 Amendments and Waivers. Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i) reduce the amount or extend the scheduled date of maturity of any Loan, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment,

(ii) amend, modify or waive any provision of this Section 10.1, amend the definition of Required Lenders, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents or release all or substantially all of the Collateral or release SBAC or the Parent from all or substantially all of its respective obligations under the SBAC Limited Guarantee, the SBAC Full Recourse Guarantee or the Parent Non-recourse Guarantee, in each case, without the written consent of all the Lenders, and

(iii) amend, modify or waive any provision of Section 9 without the written consent of the then Administrative Agent.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Borrower, the Lenders and the Agents shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. Notwithstanding the foregoing, the parties hereby agree that prior to the Operative Date, no amendment to this Agreement, including of the Pre-Merger Terms or the Post-Merger Terms, shall be effective except upon the written consent of SBAC.

Section 10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) in the case of delivery by hand, when delivered, (b) in the case of delivery by mail, three Business Days after being deposited in the mails, postage prepaid or (c) in the case of delivery by facsimile transmission, when sent and receipt has been electronically confirmed, addressed as follows in the case of the Borrower and the Agents, and as set forth in Schedule 1.0 in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:	Optasite Towers LLC
1 Research Drive, Suite 200C
Westborough, MA 01581
Attention: Beau Paradowski, CFO
Fax: (508) 471-1398

with a copy to:	SBA Communications Corporation
5900 Broken Sound Parkway N.W.
Boca Raton, Florida 33487
Attention: General Counsel
Facsimile No.: 561-989-2941

The Administrative Agent and Collateral Agent:
Morgan Stanley Asset Funding Inc.
1221 Avenue of the Americas, 27th Floor
New York, NY 10020
Attention: Steven Maeglin
Fax: (212) 507-4123

with a copy to:	Cadwalader, Wickersham & Taft LLP
227 West Trade Street, Suite 2400
Charlotte, NC 28202
Attention: Bryon Mulligan, Esq.
Fax: (704) 348-5200

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Section 2.2 and Section 3.3 shall not be effective until received.

Notwithstanding the foregoing, with respect to the delivery of any documents required under Section 2.2(b) (with respect notices by the Administrative Agent to the Lenders), Section 3.5(a), Section 6.1, Section 6.2 and Section 6.10 hereof, such documents may be delivered to any Agent or Lender, as applicable, electronically at its address specified above, in Schedule 1.0 or at the email address(es) notified by it to the Borrower and the Administrative Agent from time to time or through a digital workspace provided by “Intralinks” or such other digital workspace provider reasonably satisfactory to the Administrative Agent and with respect to which each of the Agents and the Lenders have access. Unless so delivered by such Loan Party, the Agents shall promptly forward copies of all notices it receives from any Loan Party to the Lenders (which delivery may be effected electronically pursuant to the immediately preceding sentence).

Section 10.3 No Waiver; Cumulative Remedies. No failure to exercise, and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

Section 10.5 Indemnification and Expenses. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the fees and disbursements of counsel to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, each Agent, and each of their respective officers, employees, directors, trustees, agents, advisors, affiliates and controlling persons (each, an “Indemnitee”), harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents, and any such other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower or any of the Properties, or relating to the violation of, noncompliance with or liability under, the “Truth in Lending Act” 15 U.S.C. §§ 1601 et. seq. and/or the “Real Estate Settlement Procedures Act” 12 U.S.C. §§ 2601 et. seq. (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities (i) to the extent such Indemnified Liabilities are found by a final, nonappealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee, or (ii) legal proceedings commenced against an Indemnitee by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder. The Borrower hereby acknowledges that, notwithstanding the fact that the Notes are secured by the Collateral, the obligation of the Borrower under the Notes are recourse obligations of the Borrower. For purposes of this Section 10.5, the term “Lender” shall include any liquidity provider of a Lender that is a commercial paper conduit.

Section 10.6 Successors and Assigns; Participations and Assignments.

(a) Subject to subsection (c) of this Section 10.6, this Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender (and any purported such assignment or transfer by the Borrower without the consent of each Lender shall be null and void).

(b) Any Lender may, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (“Participants”) participating interests in any Loan owing to such Lender, the Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents; provided that no Lender shall be permitted to sell participating interests in its Loans to any Tower Operator (or any Affiliate of a Tower Operator if an officer of such Lender involved with servicing of its Loans is aware of such affiliation) without the consent of the

Borrower, except upon the occurrence and during the continuance of a Default or Event of Default. In the event of any such sale by such Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment to or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or the stated rate of interest on, the Loans or any fees payable hereunder, or postpone the date of the final maturity of the Loans or Reimbursement Obligations, in each case to the extent subject to such participation.

(c) Any Lender may, in accordance with applicable law, at any time and from time to time, assign to one or more Qualified Transferees, any Lender, any of its Affiliates or an Approved Fund or, with the consent of the Administrative Agent, so long as no Default or Event of Default has occurred and is continuing, the Borrower (which shall not be unreasonably withheld), to any additional bank, financial institution or other entity (an “Assignee”), all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Acceptance, substantially in the form of Exhibit P, appropriately completed (an “Assignment and Acceptance”), executed by such Assignee, such assigning Lender (and, in the case of an Assignee that is not then a Lender, a Qualified Transferee, an Affiliate thereof or an Approved Fund, and except as otherwise set forth in this Section 10.6, by the Administrative Agent) executed by such Assignee, such assigning Lender (and, in the case of an Assignee that is not then a Lender, a Qualified Transferee or an Affiliate thereof and except as otherwise set forth in this Section 10.6, by the Borrower (if no Default or Event of Default shall have occurred and be continuing) and the Administrative Agent), and attaching the Assignee’s relevant tax forms, administrative details and wiring instructions, and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that (i) no such assignment to an Assignee shall be in an aggregate principal amount of less than $5,000,000 (other than in the case of an assignment of all of a Lender’s interests under this Agreement) (such amount to be aggregated in respect of assignments by any Lender and the Affiliates or Approved Funds thereof), and (ii) each Assignee which is not a U.S. Person shall comply with the provisions of Section 3.10(f) (and such Assignee shall not be entitled to the benefits of Section 3.10 unless such Assignee complies with such Section 3.10(f)). Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Loan as set forth therein, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto). Subject to the last sentence of this paragraph (c) and notwithstanding any other provision of this paragraph (c) and paragraph (d) of this Section, the consent of the Borrower shall not be required, and, unless requested by the Assignee and/or the assigning Lender, new Notes shall not be required to be executed and delivered by the Borrower, for any assignment which occurs at any time. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (b) of this Section 10.6. Notwithstanding the foregoing, no Lender shall be permitted to sell, assign or transfer all or any part of its rights and obligations under this Agreement and the other Loan Documents to any Tower Operator (or any Affiliate of a Tower Operator if an officer of such Lender involved with servicing of its Loans is aware of such affiliation) without the consent of the Borrower, except upon the occurrence and during the continuance of a Default or Event of Default.

(d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender, any of its Affiliate, a Qualified Transferee or an affiliate or Approved Fund thereof, by the Administrative Agent), together with payment by the Assignee or the assigning Lender to the Administrative Agent of a registration and processing fee of $3,500, the Administrative Agent shall (i) promptly accept such Assignment and Acceptance, and (ii) on the effective date determined pursuant thereto, record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower.

(e) The Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in the Lender’s possession concerning the Borrower and its Affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

(f) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, (i) any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law, and (ii) any pledge or assignment by a Lender which is a fund to its trustee for the benefit of such trustee and/or its investors to secure its obligations under any indenture or Governing Documents to which it is a party; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for a Lender as a party hereto.

(g) In connection with the Assignment of any Loan to any Assignee, the Borrower hereby agrees not to assert any defense to, or any right of offset against, payment of such Loan as the result of any breach by the maker or holder of the related Commitment in connection with any future funding obligation under the Commitment and not to assert any claim against such Assignee in connection with the future funding obligation under the related Commitment.

(h) Each Lender which assigns all or a portion of its Loans pursuant to Section 10.6(c) hereby agrees at all times to indemnify any Transferee of such Loan with respect to any losses claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, known or unknown, contingent or otherwise, whether incurred or imposed within or outside the judicial process, including, without limitation, reasonable attorneys’ fees and disbursements imposed upon or incurred by or asserted against such Transferee arising from the failure of such Lender to fulfill its future funding obligations under the related Commitment.

Section 10.7 [RESERVED]

Section 10.8 [RESERVED]

Section 10.9 Adjustments; Set-off. (a) If any Lender (a “Benefitted Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(g), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower agrees that each Lender so purchasing a portion of another Lender’s Loan may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(b) In addition to any rights and remedies of the Lenders provided by this Agreement and by law, upon the occurrence and during the continuance of an Event of Default, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any Affiliate thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 10.10 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission of signature pages hereto), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

Section 10.11 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.12 Integration. This Agreement and the other Loan Documents represent the agreement of the Borrower, the Agents and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Agents or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

Section 10.13 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 10.14 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

Section 10.15 Acknowledgements. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) the Agents and Lenders have no fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Borrower and the other Loan Parties, on one hand, and the Agents and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby between the Borrower and the Lenders or between the Borrower and the Agents.

Section 10.16 WAIVERS OF JURY TRIAL. THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 10.17 Confidentiality. Each Lender agrees to keep confidential any written or oral information (a) provided to it by or on behalf of the Borrower pursuant to or in connection with this Agreement or (b) obtained by such Lender based on a review of the books and records of the Borrower; provided that nothing herein shall prevent any party hereto or to any other Loan Document from disclosing any such information (i) to any Transferee or Assignee, or to any actual or prospective counterparty (or its advisors) to any swap, credit derivative or other derivative transaction relating to the Borrower and its obligations, which has signed a confidentiality agreement containing the terms of this Section 10.17, (ii) to its employees, directors, agents, attorneys, accountants and other professional advisors who reasonably need to know such information in connection with such party’s rights and obligations under the Loan Documents and who have a duty to keep such information confidential, (iii) upon the request or demand of any examiner or other Governmental Authority having jurisdiction over such party, (iv) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (v) which has been publicly disclosed other than in breach of this Agreement, or (vi) in connection with the exercise of any remedy hereunder, (vii) to the National Association of Insurance Commissioners, any nationally recognized statistical rating agency or any other similar organization. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, all persons may disclose to any and all persons, without limitation of any kind, the federal income tax treatment or structure of the Loans and other Obligations, any fact relevant to understanding the federal tax treatment or structure of the Loans and other Obligations, and all materials of any kind (including opinions or other tax analyses) relating to such federal tax treatment or structure.

Section 10.18 Prescribed Laws. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Prescribed Laws, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Borrower in accordance with the Prescribed Laws.

Section 10.19 No Novation; Effect of Amendment and Restatement.

(a) This Agreement does not constitute and shall not be construed to evidence a novation of or payment and readvance of the loan principal, interest and other sums, if any, heretofor outstanding under the Existing Credit Facility, it being the intention of the Borrower, and by its signature hereto, the Administrative Agent, the Collateral Agent and each Lender, that this Agreement provides for the terms and conditions of, and evidences, the same Indebtendness as was then outstanding under the Existing Credit Facility.

(b) Without limitation to Section 10.19(a), the terms, conditions, agreements, covenants, representations and warranties set forth in the Existing Credit Facility are hereby amended and restated in their entirety, and as so amended and restated, replaced and superseded, by the terms, conditions, agreements, covenants, representations and warranties set forth in this Agreement, except that nothing herein or in the other Loan Documents shall impair or adversely affect the continuation of the liability of the Borrower for the Obligations heretofore granted, pledged and/or assigned to the Administrative Agent, the Collateral Agent or any Lender. The amendment and restatement contained herein shall not, in any manner, be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of, the Indebtedness and other obligations and liabilities of the Borrower evidenced by or arising under the Existing Credit Agreement, and the Liens and security interests securing such Indebtedness and other obligations and liabilities, which shall not in any manner be impaired, limited, terminated, waived or released. As of the Effective Date, unless the context otherwise requires, any references to the Existing Credit Agreement contained therein shall be deemed to refer to this Agreement.

(c) The principal amount of the Loans outstanding or issued, as applicable, as of the date hereof under the Existing Credit Agreement shall be allocated to the Loans hereunder according to the Credit Exposure Percentages of each Lender and in such manner as the Administrative Agent shall determine.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

OPTASITE TOWERS LLC, as Borrower

By:	Optasite Towers Holding LLC, its Sole Member

	By:	Optasite Mezzanine Borrower LLC, its Sole Member

		By:	Optasite, Inc., its Sole Member

By:	/s/ M. Beau Paradowski
Name:	M. Beau Paradowski
Title:	Treasurer

Annex II

MORGAN STANLEY BANK, as Lender

By:	/s/ Deborah Goodman
Name:	Deborah Goodman
Title:	Authorized Signatory

MORGAN STANLEY ASSET FUNDING INC., as Administrative Agent and Collateral Agent

By:	/s/ Carol Murray
Name:	Carol Murray
Title:	Vice President

Annex II